UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

RELIANT ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement
and
Notice of 2007 Annual Meeting of Stockholders

April 9, 2007

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are invited to attend the 2007 Annual Meeting of Stockholders of Reliant Energy, Inc. on Wednesday, May 16, 2007, beginning at 9:00 a.m., Central Time, at the Doubletree Hotel—Allen Center, 400 Dallas Street, Second Floor, Houston, Texas in Granger Ballroom A.

At the meeting, stockholders will be asked to:

1.                Approve an amendment to our Certificate of Incorporation to remove unnecessary and outdated provisions;

2.                Approve an amendment to our Certificate of Incorporation to eliminate the classified structure of our Board;

3.                If stockholders approve Item 2, elect nine directors to our Board of Directors to serve until the next annual meeting of stockholders;

4.                If stockholders do not approve Item 2, elect three Class II directors to our Board of Directors to hold office until the 2010 annual meeting of stockholders;

5.                Ratify the Audit Committee’s selection of KPMG LLP as our independent auditors for fiscal year 2007; and

6.                Transact such other business that may properly come before the meeting.

Stockholders of record at the close of business on April 2, 2007 are entitled to vote. Each share entitles the holder to one vote. You may vote by (a) casting a ballot at the meeting, (b) completing and returning the enclosed proxy card or (c) telephone or over the Internet by following the instructions on the enclosed proxy card. For specific voting information, see “General Information” beginning on page 1 of the enclosed proxy statement.

Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or use telephone or Internet voting.

Attendance is limited to stockholders of Reliant Energy, Inc., their proxy holders and our guests. Check-in will begin at 8:15 a.m. Stockholders holding stock in brokerage accounts need to bring a brokerage statement or other evidence of share ownership as of April 2, 2007 in order to be admitted to the meeting. If you need special assistance at the meeting because of a disability, please contact our Assistant Corporate Secretary, Wendi Bickett, at (713) 497-5636.

Sincerely,

Michael L. Jines
Senior Vice President,
General Counsel and Corporate Secretary

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Directors and Executive Officers	18
Principal Stockholders	19
Section 16(a) Beneficial Ownership Reporting Compliance	19
CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS	19
EXECUTIVE COMPENSATION	20
Compensation Discussion and Analysis	20
What are the objectives of Reliant’s compensation program?	20
What is Reliant’s compensation program designed to reward?	20
What are the elements of Reliant’s compensation program?	20
Why does Reliant choose to pay each element of compensation?	23
How does Reliant determine the amount for each element of compensation paid?	24
How does each compensation element, and Reliant’s decision regarding that element, fit into Reliant’s overall compensation objectives and affect decisions regarding other elements?	25
What is the basis for selecting particular events as triggering payment in connection with termination or change-in-control?	25
Does the accounting and tax treatment of a particular form of compensation impact the form and design of awards?	26
What are Reliant’s equity or other security ownership requirements or guidelines? Does Reliant have any policies regarding hedging the economic risk of such ownership?	26
What is the role of Reliant’s executive officers in the compensation process?	26
Does Reliant have any program, plan or practice to time option grants to its executives in coordination with the release of material non-public information?	26
Compensation Committee Report	27
Summary Compensation Table	28
Grants of Plan Based Awards	29
Outstanding Equity Awards at Fiscal Year-End	30
Option Exercises and Stock Vested	31
Equity Compensation Plan Information	31
Nonqualified Deferred Compensation	32
Potential Payments upon Termination or Change-in-Control	34
Change in Control Agreements	34
Executive Severance Plan	35
DIRECTOR COMPENSATION	36
AUDIT MATTERS	37
Report of the Audit Committee	37
Change in Independent Auditors	38
Principal Accounting Firm Fees	38
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	39
Policy on the Rotation of Independent Auditors	39
OTHER MATTERS	39
SUBMISSION DATES FOR 2008 ANNUAL MEETING	40
SOLICITATION OF PROXIES	40
ANNUAL REPORT TO STOCKHOLDERS	40
ADDITIONAL INFORMATION ABOUT US	40
APPENDIX A—TEXT OF PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION TO REMOVE UNNECESSARY AND OUTDATED REFERENCES TO OUR FORMER PARENT COMPANY	A 1
APPENDIX B—TEXT OF PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION TO ELIMINATE CLASSIFIED STRUCTURE OF THE BOARD	B 1

ii

RELIANT ENERGY, INC.
1000 Main Street
Houston, Texas 77002
(713) 497-3000

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Reliant Energy, Inc. for the 2007 Annual Meeting of Stockholders (the “Meeting”) and for any adjournment or postponement of the Meeting. In this proxy statement, we refer to Reliant Energy, Inc. as “we,” “our” or “us.”

We intend to mail this proxy statement, the notice of the Meeting, the proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 to stockholders starting on or about April 9, 2007.

What is the purpose of the Meeting?

At the Meeting, stockholders will be asked to act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including approval of amendments to our Certificate of Incorporation to remove unnecessary references to our former parent company and to eliminate the classified structure of our Board, election of directors and ratification of our independent auditors.

Who is entitled to vote at the Meeting?

Only stockholders of record at the close of business on April 2, 2007, the record date for the Meeting, are entitled to receive notice of and participate in the Meeting. If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the Meeting, or any postponements or adjournments of the Meeting.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to mail your proxy directly to us, to give your voting instructions on the Internet or by telephone or to vote in person at the Meeting.

If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by following the instructions that accompany your proxy materials. If you desire to vote in person at the Meeting, you must provide a legal proxy from your bank, broker or other holder of record.

If you hold your shares indirectly in the Reliant Energy, Inc. Savings Plan or the Reliant Energy, Inc. Union Savings Plan (collectively, the “Reliant Benefit Plans”), you have the right to direct the trustee of the Reliant Benefit Plans how to vote your shares as described in the voting materials sent to you by the plan trustee.

How many votes do I have?

You have one vote for each share of our common stock you owned as of the record date for the Meeting.

How do I vote?

You can vote either in person at the Meeting or by proxy whether or not you attend the Meeting. To vote by proxy, you must either:

•       Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope;

•       Vote by telephone by following the instructions on the enclosed proxy card; or

•       Vote over the Internet by following the instructions on the enclosed proxy card.

Can I change my vote?

Yes, you may change your vote at any time prior to the vote tabulation at the Meeting by (a) sending in a proxy card with a later date, (b) casting a vote by telephone or over the Internet at a later date or (c) sending a written notice of revocation to our Assistant Corporate Secretary by mail to Reliant Energy, Inc., P.O. Box 1384, Houston, Texas 77251-1384 or by facsimile at (713) 497-0140. If you want to vote in person at the Meeting, such vote will revoke any previously submitted proxy.

What are the Board’s recommendations?

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board and, with respect to the ratification of the independent auditors, the Audit Committee, recommends a vote:

•       FOR approval of an amendment to our Certificate of Incorporation to remove unnecessary and outdated references to our former parent company (see Item 1);

•       FOR approval of an amendment to our Certificate of Incorporation to eliminate the classified structure of the Board (see Item 2);

•       If stockholders approve Item 2, FOR election of nine directors to our Board of Directors to serve until the next annual meeting of stockholders (see Item 3);

•       If stockholders do not approve Item 2, FOR election of three Class II directors to our Board of Directors to hold office until the 2010 annual meeting of stockholders (see Item 4); and

•       FOR ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2007 (see Item 5).

If any other matter properly comes before the meeting, Wendi S. Bickett and Michael L. Jines (the “Proxy Holders”) will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How many votes must be present to hold the Meeting?

We will have a quorum, and will be able to conduct the business of the Meeting, if the holders of a majority of shares of common stock outstanding and entitled to vote are represented in person or by proxy at the Meeting. As of the record date, 341,253,057 shares of common stock, representing the same number of votes, were outstanding. The presence of the holders of at least 170,626,529 shares of common stock will be required to establish a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the votes considered to be present at the meeting. For more information regarding broker non-votes, see “—How are my votes counted?”

What vote is required to approve each item?

Directors are elected if the votes cast for that nominee’s election exceed the votes cast against that nominee’s election. Approval of each of the charter amendments to remove the unnecessary and outdated references to our former parent company and to eliminate the classified structure of our board requires the approval of 66 2/3% of the shares of common stock outstanding and entitled to vote. Ratification of KPMG LLP’s appointment requires the affirmative vote of a majority of the shares of common stock represented at the Meeting and entitled to vote.

How are my votes counted?

In the election of directors and in all other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  If you “ABSTAIN” on any of the nominees or proposals, your votes will be counted for purposes of establishing a quorum and, with the exception of the election of directors, the abstention will be counted as a vote “AGAINST” that proposal. Broker non-votes, if any, will be counted for purposes of establishing a quorum, but will not be counted as having been entitled to vote or as a vote cast. In an election of directors, an abstention will not be counted as a vote cast.

A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the owner has not provided any instructions on that matter. New York Stock Exchange rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. The amendment to our Certificate of Incorporation to remove the unnecessary and outdated references to our former parent company, the amendment to our Certificate of Incorporation to eliminate the classified structure of the board, the election of directors and the ratification of the KPMG LLP’s appointment are routine items.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the proposal to remove the unnecessary and outdated references to our former parent company from our Certificate of Incorporation, “FOR” the proposal to amend our Certificate of Incorporation to eliminate the classified structure of our Board, “FOR” the director nominees listed on the proxy card and “FOR” the proposal to ratify the selection of our independent auditors.

Can the shares that I hold in the Reliant Benefit Plans be voted if I do not return my instructions to the plan trustee timely?

If you do not provide voting instructions to the plan trustee for the shares you hold indirectly in the Reliant Benefit Plans by 11:59 p.m., Eastern Time, on May 13, 2007, then the plan trustee will vote your shares in the same proportion as the shares for which timely instructions were received, unless to do so would be inconsistent with the Employee Retirement Income Security Act of 1974, as amended.

Could other matters be decided at the Meeting?

We do not know of any other matters that will be considered at the Meeting. If there are any other matters that arise at the meeting, the proxies will be voted at the discretion of the Proxy Holders.

What happens if the Meeting is postponed or adjourned?

If the Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

CORPORATE GOVERNANCE

The following sections summarize information about our corporate governance policies, our Board of Directors and its committees and the director nomination process.

Our Governance Practices

Corporate Governance Guidelines

We are committed to sound corporate governance principles. To evidence this commitment, the Board has adopted Corporate Governance Guidelines, which, along with the charters of the Board committees, our Business Ethics Policy and our corporate compliance program, provide the framework for our corporate governance. A complete copy of the current version of each of these documents is available on our website at http://www.reliant.com/corporate or in print to any stockholder who requests it from our Investor Relations department at 713-497-7000. The Board regularly reviews corporate governance developments and modifies these charters, guidelines, policies and programs as appropriate.

Code of Business Conduct

We have adopted a written Business Ethics Policy that constitutes a code of conduct and ethics for our directors, officers and employees and satisfies the U.S. Securities and Exchange Commission’s (“SEC”) definition of a “code of ethics.”  Our Business Ethics Policy prohibits our officers, employees and directors from having relationships or engaging in activities which might conflict with, or give the appearance of conflicting with, our interests or which might affect the person’s independence or judgment. This policy is based upon our value of acting with absolute integrity and relies upon our officers’, employees’ and directors’ execution of this value.

All of our directors, officers and employees are required to annually certify their compliance with the Business Ethics Policy. The policy requires that any exception to or waiver of the policy for an executive officer or director be made only by the Board or an independent Board committee and disclosed on our website. To date, we have neither received any requests for, nor granted, waivers of the policy for any of our executive officers or directors.

Among other things, the policy addresses:

•        Conflicts of interest;

•        Corporate opportunities;

•        Confidentiality;

•        Fair dealing;

•        Protection and use of our assets;

•        Compliance with laws, rules and regulations (including insider trading laws);

•        Reporting of any illegal or unethical behavior;

•        Gifts and entertainment;

•        Proper conduct in interacting with government agencies and officials; and

•        Limitations on certain corporate political contributions.

The policy prohibits any executive officer or director from (a) seeking or accepting credit or an extension of credit in the form of a personal loan from us, (b) trading our securities acquired in connection with their service or employment (including long-term incentive awards, annual director awards, etc.)

during any pension fund “black-out period” and (c) in the case of executive officers, receiving any tax services from our independent auditors.

Under the terms of the policy, each of our independent directors is required to ensure that he or she does not have any relationships or engage in any activities that would result in the director not being independent. Prior to engaging in any material relationship or activity that could reasonably be expected to affect his or her independence, the director must consult with our General Counsel or, in certain cases, the Board.

The policy also sets forth procedures for employees and directors to report possible violations of laws, regulations or the policy. Reports may be made to an employee’s immediate supervisor, our Executive Vice President—Public and Regulatory Affairs and Corporate Compliance Officer (“Corporate Compliance Officer”), any member of the Corporate Compliance Office or the Office of Ethics and Compliance or any other senior company official. Reports may also be made anonymously to the Corporate Compliance Officer through a toll-free compliance hotline administered by an independent third party. All reported violations are investigated promptly and, to the extent possible, treated confidentially. It is our policy that there shall be no acts of retaliation, intimidation, threat, coercion or discrimination against any individual for truthfully reporting, furnishing information or assisting or participating in any manner in an investigation, compliance review or other activity related to the administration of the policy.

Corporate Compliance Program

We have a corporate compliance program that ensures compliance by our employees and directors with the terms of our Business Ethics Policy. Under the program, our employees and directors annually participate in a series of ethics and compliance training courses that define problematic relationships and activities and promote understanding of conflicts of interests and our values, including open, honest and frequent communications. Our Office of Ethics and Compliance monitors compliance with the Business Ethics Policy and confirms that our current policies and controls adequately ensure that our business practices are consistent with the Business Ethics Policy. The Office of Ethics and Compliance is composed of our Corporate Compliance Officer, Chairman and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Senior Vice President—Chief Risk Control Officer and Senior Vice President and General Counsel. The Audit Committee provides oversight of the program.

Stock Ownership Guidelines and Mandatory Holding Period

In an effort to better align our directors and executive officers with the interests of our stockholders, the Nominating & Governance Committee recommended, and the Board adopted, stock ownership guidelines for our directors and executive officers. All non-management directors must own 30,000 shares of our common stock. In addition, the guidelines recommend that our Chairman and Chief Executive Officer own 120,000 shares, all executive vice presidents that are executive officers own 60,000 shares, and all senior vice presidents that are executive officers own 30,000 shares. The minimum stock ownership levels are expected to be achieved within five years of the adoption of the guidelines (March 7, 2011) or within five years of first appointment to the Board or election as an executive officer, whichever is later. Each executive officer is expected to retain at least 50% of the after-tax earned restricted or performance shares until twelve months after the vesting date. The Nominating & Governance Committee may review, on a case-by-case basis, requests for exclusions to the retention expectation, for purposes of estate planning, gifts to charity, education and the purchase of a primary residence.

The Board of Directors

Board Size; Meetings of the Board

Based on the recommendation of the Nominating & Governance Committee, the Board added two additional independent directors to the Board during 2006. The election of one of the directors fulfills a commitment we made to name a substantial institutional stockholder representative to our Board. Our Board is currently composed of nine members. During 2006, the Board met fifteen times with all directors attending at least 90% of the meetings.

Meetings of Non-Management Directors and Role of the Lead Director

To facilitate candid discussion by our non-management directors, the agenda for each Board and committee meeting provides for a meeting of non-management directors in executive session. E. William Barnett is currently designated the “Lead Director” empowered under our Corporate Governance Guidelines to preside over meetings of non-management directors and assist in the preparation of the agenda for each meeting.

Director Independence

At least once a year, the Nominating & Governance Committee reviews all relationships each director has to us, including charitable contributions we make to organizations where our directors serve as board members. In addition, the Nominating & Governance Committee considers that in the ordinary course of our business we provide electricity to some directors and entities with which they are affiliated on the same rates, terms and conditions as provided to our other customers. The Nominating & Governance Committee reports the results of its review to the Board, which then determines which directors satisfy the applicable independence standards. Rather than adopting categorical standards, the Board assesses independence on a case-by-case basis, in each case consistent with legal requirements and the listing standards of the New York Stock Exchange.

The Board considered Pastor Caldwell’s consulting relationship with a contractor that provides some of our call center services. In determining that the relationship did not constitute a material relationship, the Board noted that Pastor Caldwell does not have any interest in the transactions between us and the contractor, he does not serve as an executive officer, partner or employee of the contractor and he has no ownership interest in the contractor.

The Board also reviewed the terms of our office space sublease to a subsidiary of Endeavour International Corporation, a corporation of which Mr. Transier serves as the chairman, chief executive officer and president. In determining that the sublease did not constitute a material relationship, the Board noted the relatively insignificant amount of all periodic lease payments (approximately $250,000 during the year ended December 31, 2006) and the relatively small amount of the office space (approximately 16,000 square feet). The Board observed that we previously received the advice of an independent real estate consultant that the terms of the sublease were fair and reasonable, consistent with subleases in comparable transactions and on terms no more favorable than those that could have been obtained from unrelated parties.

The Board determined that Mesdames Perez and Barpoulis and Messrs. Barnett, Breeding, Caldwell, Miller, Transier and Silverstein are independent directors. Mr. Staff, the Chairman of the Board and our Chief Executive Officer, is not considered by the Board to be an independent director because of his employment with the Company.  Each member of our Audit, Nominating & Governance and Compensation Committees is independent under the SEC’s rules and regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding director attendance at annual meetings, all of our directors attended the 2006 annual meeting and we expect all will attend the 2007 Meeting.

Director Orientation and Continuing Education

At least annually, in connection with a regularly scheduled Board meeting, the Board offers a seminar to its members on topics relevant to their responsibilities as directors. In addition, we maintain and distribute a current listing of external director education seminar opportunities on behalf of the Nominating & Governance Committee. Each director is encouraged to attend one external seminar per year. New directors participate in a special orientation program. The Nominating & Governance Committee reviews and evaluates the director education and orientation program on an annual basis. With the exception of Ms. Barpoulis, who joined our board in December 2006, all of our directors participated in director education programs in 2006. Ms. Barpoulis and Mr. Silverstein each participated in a special orientation program upon joining our Board. A copy of our Guidelines for Director Orientation and Continuing Education is available on our website at http://www.reliant.com/corporate.

Limitation on Number of Public Company Board Memberships

To ensure that each director is able to devote sufficient time to performing his or her duties, our Corporate Governance Guidelines prohibit our directors from serving on the boards of more than three other public companies. In addition, as part of the annual director evaluation process, the Board and the Nominating & Governance Committee take into account service on other boards as a factor in evaluating director performance and committee assignments. The Audit Committee’s Charter prohibits committee members from serving on the audit committee of more than two other public companies.

Change in Professional or Personal Circumstances

The Nominating & Governance Committee evaluates material changes in the personal or professional status of a director that could be expected to diminish the director’s ability to effectively function as a member of the Board. In addition, as part of the annual director evaluation process, the Board considers changes in professional status and health, family, business or personal issues that may bear on effectiveness of board service. The Board maintains a policy requiring the mandatory submission of a resignation letter by directors for a substantial change in job, which the Board will decide whether to accept.

Board and Individual Director Evaluation Process

The Board conducts an annual self-evaluation to determine whether it, its committees and its members are functioning effectively. Input from each director is proactively solicited. The evaluation focuses on the Board’s (and each Board committee’s and member’s) contribution as a whole to us and on areas that the Board, any Board committee, any individual director and/or management believe can be improved. Additionally, each year, the Chairman of the Board and the Lead Director meet privately with each director for an individual director evaluation. The Lead Director confirms to the Board, at its next regularly scheduled meeting, the completion of the individual director evaluation process and, subject to confidentiality of the process, presents to the Board any appropriate conclusions or recommendations for action.

Succession Planning for the Chief Executive Officer

The Compensation Committee annually reports to the Board of Directors on succession planning and works with the Board to evaluate potential successors to our Chief Executive Officer. As part of this process, the Compensation Committee solicits views from the non-management members of the Board.

We have also adopted policies regarding succession in the event of an emergency involving or the unexpected resignation, retirement or incapacity of our Chief Executive Officer.

In February 2007, Mr. Joel Staff, our Chairman and Chief Executive Officer, announced his intention to retire as our Chief Executive Officer effective as of the Meeting. Mr. Staff will remain on our Board of Directors as non-executive Chairman. Upon the effective date of Mr. Staff’s retirement, Mr. Mark Jacobs, currently our Executive Vice President and Chief Financial Officer, will become our President and Chief Executive Officer and will be appointed to our board, and Mr. Brian Landrum, currently our Executive Vice President, Operations, will become our Executive Vice President and Chief Operating Officer.

Director Elections

In March 2007, our Board approved an amendment to our bylaws to change the vote standard for the election of directors from a plurality to a majority of votes cast in uncontested elections. The amended bylaws apply to the election of directors at this year’s Meeting. To be elected, each nominee must receive more votes cast for that nominee’s election than votes cast against that nominee’s election. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. The bylaw amendment cannot be changed without stockholder approval.

In connection with the Board’s adoption of a majority vote standard for the election of directors in uncontested elections, in March 2007 the Board amended the Corporate Governance Guidelines to include a director resignation policy. The resignation policy is summarized as follows:

•       Nominees must have submitted irrevocable, conditional resignations that become effective if that nominee is not elected by a majority of the votes cast in his or her election at the next annual meeting;

•       The Nominating & Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken;

•       The Board takes action with respect to the resignation within 90 days following the stockholders’ meeting and publicly discloses its decision and the rationale behind it; and

•       If a majority of the members of the Board are not elected by the required vote, then an ad hoc Board committee comprised of the independent directors who were elected will perform the duties described above.

Committees of the Board of Directors

Committee Composition and Meetings

The following table lists our three Board committees, the directors who currently serve on them and the number of committee meetings held in 2006. All of our directors attended at least 90% of the total meetings held by all Board committees on which they served in 2006.

Committee	Members	Number of Meetings in 2006
Audit Committee	Laree E. Perez (Chairman) Donald J. Breeding William L. Transier	12
Compensation Committee	William L. Transier (Chairman) E. William Barnett Steven L. Miller	7
Nominating & Governance Committee	E. William Barnett (Chairman) Donald J. Breeding Kirbyjon H. Caldwell Steven L. Miller Laree E. Perez	5

Summary of Committee Responsibilities

Audit Committee

The purpose of the Audit Committee, as reflected in its charter, is to oversee:

•        The quality and integrity of our financial statements;

•        Our compliance with legal and regulatory requirements;

•        Our independent auditors’ qualifications, independence and performance;

•        Our corporate compliance program and the activities managed by the Corporate Compliance and Chief Risk Officers; and

•        The performance of our internal audit function.

In addition, the Audit Committee annually reviews our environmental policies and initiatives and our disclosures regarding deficiencies, if any, in the design or operation of internal controls.

A copy of the Audit Committee’s charter is available at http://www.reliant.com/corporate.

The Board has determined that Ms. Perez and Mr. Transier are qualified as audit committee financial experts under the SEC’s rules and regulations. In addition, the Board has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the listing standards of the New York Stock Exchange.

Nominating & Governance Committee

The purposes of the Nominating & Governance Committee, as reflected in its charter, are to:

•        Assist the Board by identifying individuals qualified to become Board members and recommend to the Board director nominees for election at the annual meetings of stockholders or for appointments to fill vacancies;

•        Recommend to the Board director nominees for each Board committee and advise the Board on the appropriate composition of the Board and its committees;

•        Advise the Board about and recommend to the Board appropriate corporate governance practices and assist the Board in implementing those practices; and

•        Implement the annual performance review process for the Board and its committees.

In addition, the Nominating & Governance Committee reviews relationships between each director and us and reports the results of its review to the Board with appropriate recommendations, if any, for final action.

A copy of the Nominating & Governance Committee’s charter is available at http://www.reliant.com/corporate.

Compensation Committee

The purposes of the Compensation Committee, as reflected in its charter, are to:

•        Review, evaluate and approve our agreements, plans, policies and programs to compensate our officers and directors;

•        Oversee our plans, policies and programs to compensate our employees;

•        Review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in our annual report or proxy statement for the Meeting;

•        Produce a report for inclusion in our proxy statement for the Meeting;

•        Evaluate the performance of our Chief Executive Officer and executive management;

•        Determine the compensation for our Chief Executive Officer and such other members of our executive management as the Compensation Committee deems appropriate and otherwise discharge the Board’s responsibilities relating to compensation of our officers and directors;

•        Make an annual report to the Board on succession planning;

•        Perform such other functions as the Board may assign from time to time; and

•        Encourage stock ownership by executive management, including through the use of equity compensation programs.

In setting non-management director compensation, the Compensation Committee recommends the form and amount of compensation to the Board and the Board makes the final determination. With respect to our executive officers, the final determination on compensation is made by the Compensation Committee. In advance of making its decision regarding the Chief Executive Officer’s compensation, the Compensation Committee consults with each of the non-management directors and solicits their views of the Chief Executive Officer’s performance and compensation. The Compensation Committee then presents a report to the Board so that all directors have an opportunity to be heard in advance of the Compensation Committee’s final action regarding the Chief Executive Officer’s compensation. For a discussion of management’s role in the compensation process, see “Executive Compensation—Compensation Discussion and Analysis—What is the role of Reliant’s executive officers in the compensation process?”

In considering and determining the compensation of our Chief Executive Officer, other executive officers and directors, the Compensation Committee considers such factors as it deems appropriate,

including historical compensation information, individual performance, current and potential impact on Company performance, reputation, skills, experience, internal equity and market data. For additional information on the Compensation Committee’s process in considering and determining executive compensation, see “Executive Compensation—Compensation Discussion and Analysis—How does Reliant determine the amount for each element of compensation paid?”

The Compensation Committee has retained Towers, Perrin, Forster & Crosby, Inc. (Towers Perrin), a nationally recognized independent compensation consultant. Towers Perrin provides information on compensation levels, market practices and trends to the Compensation Committee on a periodic basis. On an annual basis, Towers Perrin provides competitive benchmark data and analysis regarding executive compensation matters, including base salary, target bonus percentage, total cash compensation (base salary plus bonus at target), long-term incentive target percentage and total direct compensation (total cash compensation plus long-term incentive at target). Towers Perrin also provides market information on non-management director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees and stock based compensation. Towers Perrin compares and analyzes the current compensation of our executives and non-management directors with market data and presents the findings to the Compensation Committee.

The Compensation Committee has discretion to form and delegate some or all of its authority to subcommittees. During 2006, the Compensation Committee did not form or utilize a subcommittee and it has no current plans to do so.  A current copy of the Compensation Committee’s charter is available at http://www.reliant.com/corporate.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2006 consisted of E. William Barnett, Steven L. Miller and William L. Transier. During 2006, all members of the Compensation Committee were independent directors and no member is or was our employee. During 2006, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity, one of whose executive officer(s) served on the Compensation Committee or Board.

Director Nominations

Director Qualifications and Nomination Process

The Nominating & Governance Committee considers prospective nominees for Board membership suggested by Board members, management or stockholders. The Committee may also retain a third-party executive search firm to assist it in identifying prospective nominees.

Once the Nominating & Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination is based on information provided to the Committee with the recommendation of the candidate, the Committee’s knowledge of the candidate and possible inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the Board and the likelihood that the candidate can satisfy the evaluation factors described below. The Committee also considers the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board and other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors and the need for expertise in particular areas.

The Committee then evaluates the candidate against the standards and qualifications set out in its charter and our Corporate Governance Guidelines, including the candidate’s experience, independence, knowledge, commitment to our core values, skills, expertise, independence of mind, integrity, service on the boards of other public companies, openness, ability to work as part of a team, willingness to commit the required time and familiarity with our business. Following an evaluation and interviews, the Committee makes a recommendation to the Board regarding the candidate. After considering the recommendation, the Board determines whether or not to extend an offer to the candidate for Board membership.

Submission of Stockholder Nominations to the Board

A stockholder who wishes to recommend a prospective nominee for the Board should notify us at Reliant Energy, Inc., P.O. Box 1384, Houston, Texas 77251-1384. The notice should be addressed to the attention of the Corporate Secretary or the Chairman of the Nominating & Governance Committee in care of the Corporate Secretary. The notice should include whatever supporting material the stockholder considers appropriate. The Nominating & Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our bylaws relating to stockholder nominations as described in “Dates for Submission of Stockholder Proposals for 2008 Annual Meeting” below.

Stockholder Communications to the Board

Stockholders and other parties interested in communicating directly with the Chairman of the Nominating & Governance Committee, the Lead Director, the non-management directors as a group or the Board may do so by writing in care of the Corporate Secretary at P.O. Box 1384, Houston, Texas 77251-1384. Instructions on how to communicate with the Board are also available on our website at http://www.reliant.com/corporate.

Additionally, under the terms of our Business Ethics Policy, anyone desiring to raise a complaint or concern regarding accounting issues or other compliance matters directly with the Audit Committee has the ability to do so by contacting EthicsPoint, Inc. at the following address, toll free number or secure facsimile:

Reliant Energy Ethics & Compliance Helpline
c/o EthicsPoint, Inc.
P.O. Box 230369
Portland, OR 97281-0369
Attention: Audit Committee
Toll Free Number:  (866) 693-8442
Facsimile:   971) 249-0344

Such complaints and concerns will be forwarded directly to the Chairman of the Audit Committee.

The Nominating & Governance Committee has approved a process for handling letters or other communications received by us and addressed to non-management members of the Board. Under this process, our Corporate Secretary reviews all correspondence that, in his opinion, deals with the functions of the Board or otherwise requires their attention. The Corporate Secretary has the discretion not to forward unsolicited marketing materials, mass mailings, unsolicited publications, surveys and questionnaires, resumes and other forms of job inquiries and requests for business contacts or referrals. In addition, the Corporate Secretary may, in his discretion, handle any director communication that is an ordinary course of business matter, including routine questions, complaints, comments and related communications that can appropriately be handled by management. However, directors may at any time request copies of all correspondence that is addressed to members of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department or Corporate Compliance Officer and handled in accordance with procedures established by the Audit Committee.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1:                       Amendment to Certificate of Incorporation to Remove Unnecessary and Outdated References to Our Former Parent Company

Our Board of Directors has approved, and is proposing to the stockholders, an amendment to our Certificate of Incorporation to remove unnecessary and outdated references. If the stockholders approve this proposal, no substantive change will occur to the rights and privileges afforded to us or our stockholders by the Certificate of Incorporation because the references are no longer relevant. The full text of the proposed amendment to the Certificate of Incorporation is set forth in Appendix A.

Prior to our initial public offering of common stock in April 2001 (the “IPO”), we were a wholly-owned subsidiary of Reliant Energy, Incorporated (the “Former Parent Company”). The Former Parent Company remained our largest stockholder immediately after the IPO. Our Certificate of Incorporation includes many provisions that regulated and defined aspects of our relationship with the Former Parent Company.

The Former Parent Company remained a significant stockholder through September 2002, when the Former Parent Company distributed all of the shares of our common stock it owned to its common stockholders of record. Because the Former Parent Company is no longer a stockholder of us, the Certificate of Incorporation provisions specifically relating to the Former Parent Company are now extraneous.

Our Board of Directors believes it is beneficial to amend the Certificate of Incorporation to delete the lengthy and non-operative provisions relating to the Former Parent Company and its affiliates because doing so will simplify the Certificate of Incorporation and make it more understandable.

To reflect Item 1, the Certificate of Incorporation would be amended to delete the following:

•        Article EIGHTH in its entirety, which provides for acknowledgements, agreements and duties related to the Former Parent Company as a stockholder and replacing the same with the following: “[Reserved]”. These provisions in Article EIGHTH are now extraneous because the Former Parent Company is no longer a stockholder;

•        All references to Trigger Date in the Certificate of Incorporation. The “Trigger Date” was the date that the Former Parent Company ceased to own a majority of our shares of common stock.

Approval of the amendments to the Certificate of Incorporation to remove unnecessary and outdated references to the Former Parent Company requires the affirmative vote of at least 66⅔% of the shares of common stock issued and outstanding as of the record date, or approximately 227,502,038 shares.

If the stockholders vote to approve this proposal, it will become effective upon the filing of an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. We intend to file the amendment immediately after the requisite vote is obtained.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
AMENDMENT OF OUR CERTIFICATE OF INCORPORATION
TO REMOVE UNNECESSARY AND OUTDATED REFERENCES.

Item 2:                       Amendment to Certificate of Incorporation to Eliminate Classified Structure of the Board

Our Board of Directors is currently divided into three classes. Each year, the stockholders are requested to elect the directors comprising one of the classes for a three-year term. The term of the Class II directors is set to expire in 2007 at the Meeting. The term of the Class III directors is set to expire in 2008 and the term of the Class I directors is set to expire in 2009. Because of the classified board structure, stockholders have the opportunity to vote on only roughly one-third of the directors each year.

Our Board of Directors has approved, and is proposing to the stockholders, an amendment to our Certificate of Incorporation to eliminate the classified board structure. If the stockholders approve this proposal, the terms of all directors will expire at the annual meeting of stockholders each year, beginning at the 2007 Meeting, and their successors will be elected for one-year terms that will expire at the next annual meeting. The full text of the proposed amendment to the Certificate of Incorporation is set forth in Appendix B.

At the 2006 annual meeting, a stockholder proposal requesting our Board of Directors take action to declassify the Board was passed. In recognition of the passage of this proposal, the Board of Directors has concluded that stockholders should have the opportunity to vote on all directors each year. The Board of Directors has considered that removing the classified Board of Directors will shorten the time required for a majority stockholder or group of stockholders to replace a majority of the Board of Directors to a single year. Under a classified Board of Directors, a majority of the Board of Directors may be replaced only after two years. In addition, under Delaware law, directors of a classified board of directors may be removed only for cause. This limitation on removal of directors by cause would no longer apply if this proposal is approved.

Approval of the amendments to the Certificate of Incorporation to eliminate the classified Board of Directors requires the affirmative vote of at least 66⅔% of the shares of common stock issued and outstanding as of the record date, or approximately 227,502,038 shares.

If the stockholders vote to approve this proposal, it will become effective upon the filing of an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. We intend to file the amendment immediately after the requisite vote is obtained. The stockholders will then be asked to vote on Item 3 and a vote on Item 4 will not be taken.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
AMENDMENT OF OUR CERTIFICATE OF INCORPORATION
TO ELIMINATE OUR CLASSIFIED BOARD OF DIRECTORS.

Item 3:                       Election of Directors

The third proposal to be voted on at the Meeting is the election of the following nine directors, each of whom is recommended by our Board of Directors. The principal occupations and other information about each of these nominees are included below.

If the stockholders approve Item 2, at the Meeting, each of these nominees will be elected to serve a one-year term and will be subject to reelection at next year’s annual meeting. If Item 2 is not approved, stockholders will not be asked to vote for this proposal, and instead will vote on Item 4.

Based on recommendations from the Nominating & Governance Committee, the Board has nominated its current directors for election to the Board with their term of office expiring at our 2008 annual meeting. We have no reason to believe that any of the current directors will be unavailable for election; however, if any nominee becomes unavailable for election, the Board can name a substitute nominee and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld. Ms. Barpoulis and Mr. Silverstein are standing for election by the stockholders for the first time. Ms. Barpoulis was appointed as a director in December 2006 and was identified through an executive search firm. Mr. Silverstein, who was appointed as a director in August 2006, was recommended by one of our institutional stockholders.

E. William Barnett, Age 74	Director since October 2002

Mr. Barnett is a member of the Board of Directors of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., and is Chairman of its Audit, Conflicts and Governance Committee. Mr. Barnett also serves on the Board of Directors of Westlake Chemical Corporation and is a member of its Audit Committee.

Sarah M. Barpoulis, Age 41	Director since December 2006

Ms. Barpoulis has served as an independent energy consultant with Interim Energy Solutions, LLC, a consulting firm providing energy management and trading consulting services to a variety of energy sector clients, since May 2003. From July 2000 to February 2003, Ms. Barpoulis served as Senior Vice President, Commercial Operations of PG&E National Energy Group, Inc. (now known as National Energy & Gas Transmission, Inc.), a company that developed, built, owned and operated electric generating and natural gas pipeline facilities and provided energy trading, marketing and risk management services.

Donald J. Breeding, Age 72	Director since October 2002

Mr. Breeding has been President and Chief Executive Officer of Airline Management, LLC, an aviation and airline consulting company, since 1997. Mr. Breeding also serves on the Board of Directors of Pinnacle Airlines Corp. and is Chairman of its Nominating and Corporate Governance Committee and a member of its Compensation Committee.

Kirbyjon H. Caldwell, Age 53	Director since August 2003

Pastor Caldwell has served as Senior Pastor of Windsor Village United Methodist Church since June 1982. He also serves on the Board of Directors of Continental Airlines and is a member of its Human Resources Committee and its Corporate Governance Committee.

Steven L. Miller, Age 61	Director since August 2003

Mr. Miller has served as Chairman and President of SLM Discovery Ventures, Inc., a company pursuing commercial ventures in support of volunteerism, social outreach and higher education academic achievement, since September 2002. From January 2003 to September 2004, Mr. Miller served as Chairman of CEO Initiative-Diversity Best Practices, and from February 2003 to December 2004, he served as Chairman of Momentum Bio Ventures, Inc., a venture capital/management services company focusing on biotechnology and life sciences. From July 1999 to September 2002, Mr. Miller served as Chairman, President and Chief Executive Officer of Shell Oil Company, a Houston-based affiliate of the Royal Dutch/Shell Group of Companies, an international petroleum company. From December 1999 to June 2005, Mr. Miller served as a director of Applied Materials, a leading company in the semiconductor industry.

Laree E. Perez, Age 53	Director since April 2002

Ms. Perez has served as an independent financial consultant with The Medallion Company, LLC, an investment advisory/consultation and professional money management company, since September 2002. From February 1996 to September 2002, she served as Vice President of Loomis, Sayles & Company, L.P., an investment advisory/consultation and professional money management firm. Ms. Perez also serves on the Board of Directors of Martin Marietta Materials, Inc. and is a member of its Audit Committee and its Ethics, Environment, Safety and Health Committee.

Evan J. Silverstein, Age 52	Director since August 2006

Mr. Silverstein served as General Partner and Portfolio Manager of SILCAP LLC, a market-neutral hedge fund that principally invests in utilities and energy companies, from January 1993 to December 2005.

Joel V. Staff, Age 63	Director since October 2002

Mr. Staff has announced his intent to retire, effective at the Meeting, as our Chief Executive Officer, a position he has held since April 2003. Following his retirement, he will continue to serve on our Board of Directors as non-executive Chairman. Mr. Staff was Executive Chairman of National-Oilwell, Inc. (now National Oilwell Varco, Inc.), an international oil and gas services and equipment company, from May 2001 to May 2002. He also serves on the Board of Directors of ENSCO International Incorporated and is a member of its Nominating, Governance and Compensation Committee.

William L. Transier, Age 52	Director since December 2002

Mr. Transier has served as Chairman, Chief Executive Officer, and President of Endeavour International Corporation, an international oil and gas exploration and production company focused on the North Sea, since September 2006. From February 2004 to September 2006, he served as Co-Chief Executive Officer of Endeavor International Corporation. From March 1999 to April 2003, he served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc., an independent oil and gas exploration and production company that merged with Devon Energy Corporation. Mr. Transier serves on the Board of Directors of Endeavour International Corporation. He serves on the Board of Directors of Helix Energy Solutions Group, Inc. and is the Chairman of its Compensation Committee and a member of its Audit Committee. He also serves on the Board of Directors of Cal Dive International, Inc. and is a member of its Audit and Governance Committees and the Chairman of its Compensation Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH OF THE NOMINEES LISTED ABOVE.

Item 4:                       Election of Directors (in the Alternative to Item 3)

Stockholders will be asked to vote on this Item 4 only if the stockholders do not approve the amendment to our Certificate of Incorporation to eliminate our classified Board of Directors as described in Item 2. If the stockholders approve Item 2, then we will amend our Certificate of Incorporation to eliminate our classified Board of Directors, and the stockholders will proceed to vote on Item 3 and not this Item 4.

If the stockholders do not approve Item 2, Sarah M. Barpoulis, Laree E. Perez and William L. Transier, our Class II directors, are nominated for election to serve a three-year term and will be subject to re-election at the 2010 annual meeting. Ms. Barpoulis is standing for election by the stockholders for the first time. Ms. Barpoulis was appointed as a director in December 2006 and was identified through an executive search firm. If the stockholders do not approve Item 2, Kirbyjon H. Caldwell, Steven L. Miller and Joel V. Staff will continue as our Class I directors until the 2009 annual meeting and E. William Barnett, Donald J. Breeding and Evan J. Silverstein will continue as our Class III directors until the 2008 annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
SARAH M. BARPOULIS, LAREE E. PEREZ AND WILLIAM L. TRANSIER.

Item 5:                       Ratification of Appointment of Independent Auditors

The Audit Committee annually reviews the qualifications, performance and independence of our independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change our independent auditors. Based on this review, the Audit Committee decided to appoint KPMG LLP as our independent auditors to conduct our audit for 2007. KPMG LLP also served as our independent auditors for fiscal year 2006 following a decision by our Audit Committee in March 2006 to dismiss our previous auditors, Deloitte & Touche LLP. For further information, see “Change in Independent Auditors” below.

Although stockholder approval is not required for the appointment of KPMG LLP, the Board and the Audit Committee have determined that it is desirable as a good corporate governance practice. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and represented in person or by proxy at the Meeting. If our stockholders do not ratify the appointment, the Audit Committee may reconsider the appointment. However, even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of us and our stockholders.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of April 2, 2007 by each director nominee, each incumbent director, the executive officers named in the “Summary Compensation Table” and all directors and executive officers as a group.  None of such shares are pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (2) (3) (4)*
E. William Barnett	82,772
Sarah M. Barpoulis	11,262
Donald J. Breeding	56,119
Kirbyjon H. Caldwell	28,978
Mark M. Jacobs	1,573,232
Michael L. Jines	396,895
Brian Landrum	704,256
Jerry J. Langdon	386,113
Steven L. Miller	60,191
Laree E. Perez	38,531
Evan J. Silverstein	12,096
Joel V. Staff	3,084,931
William L. Transier	86,620
All directors and current executive officers as a group (16 individuals)	7,341,326	(5)

*                     Unless otherwise indicated, the number of shares beneficially owned represents less than 1% of our outstanding common stock as of April 2, 2007.

(1)             Includes the number of shares that the directors or executive officers had a right to acquire as of or within 60 days after April 2, 2007 upon the passage of time or upon separation from service as follows:  Mr. Barnett—58,300; Ms. Barpoulis—6,000; Mr. Breeding—37,180; Pastor Caldwell—22,666; Mr. Jacobs—1,020,267; Mr. Jines—363,409; Mr. Landrum—526,887; Mr. Langdon—304,300; Mr. Miller—24,743; Ms. Perez—30,166; Mr. Silverstein—6,000; Mr. Staff—2,066,340; Mr. Transier—59,820; and all directors and current executive officers as a group—5,215,676.

(2)             Includes shares allocated to executive officers under the Reliant Energy, Inc. Savings Plan (“Savings Plan”) and the Reliant Energy, Inc. Employee Stock Purchase Plan (“ESPP”) as follows:  Mr. Jacobs—15,651; Mr. Jines—2,291; Mr. Landrum—16,604; Mr. Langdon—1,663; Mr. Staff—11,613; and all current executive officers as a group—79,271.

(3)             Includes shares of restricted stock over which the following directors have voting power but no investment power until the restrictions lapse:  Mr. Barnett—7,716; Ms. Barpoulis—5,053; Mr. Breeding—7,511; Pastor Caldwell—6,063; Mr. Miller—7,939; Ms. Perez—6,000; Mr. Silverstein—5,220; and Mr. Transier—10,161.

(4)    For existing non-management directors, includes 6,000 shares of restricted stock to be awarded following election at the Meeting.

(5)             The number of shares beneficially owned by all directors and current executive officers as a group represents approximately 2.15% of our outstanding common stock as of April 2, 2007.

Principal Stockholders

The following table sets forth information about persons whom we know to be the beneficial owners of more than 5% of our issued and outstanding common stock based solely on our review of the Schedule 13G or Schedule 13D Statement of Beneficial Ownership filed by such person with the SEC as of the date of such filing:

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class
Horizon Asset Management, Inc.	30,623,608	9.9%
470 Park Avenue South, 4th floor south
New York, New York 10016
Kinetics Asset Management, Inc.	21,685,951	7.0%
470 Park Avenue South, 4th floor south
New York, New York 10016
Orbis Investment Management Limited	24,820,100	8.1%
Orbis Asset Management Limited
34 Bermudiana Road
Hamilton HM 11 Bermuda
Schneider Capital Management Corporation	15,868,815	5.1%
460 E. Swedesford Rd., Suite 2000
Wayne, PA 19087
Trafelet Capital Management, L.P.	15,902,300	5.2%
Trafelet & Company, LLC
Remy W. Trafelet
900 Third Avenue, 5th Floor
New York, NY 10022

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers and persons who own more than 10% of our outstanding common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Based on our review of the reports submitted to us and representations from certain reporting persons that they have complied with the applicable filing requirements, we believe that during 2006, all of our directors, officers and greater than 10% stockholders complied with the reporting requirements of Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

During 2006, there were no transactions in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our executive officers and directors, had or will have a direct or indirect material interest.  See “Corporate Governance—Our Governance Practices” for a discussion of our policies and procedures related to conflicts of interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

What are the objectives of Reliant’s compensation program?

The Compensation Committee (the “Committee”) has designed our compensation program for named executive officers in order to meet the following objectives:

•       be competitive with other companies with whom we compete for talent;

•       provide a strong incentive to our named executive officers to achieve their potential and our business’ short- and long-term goals;

•       make prudent use of our resources; and

•       align the interests of our named executive officers with the interests of our stockholders.

In addition, the Committee believes that a portion of executive compensation should be composed of variable, at-risk elements, with the majority of these elements being based on our long-term success.

What is Reliant’s compensation program designed to reward?

Our compensation program is designed to recognize and reward effective leadership, individual performance and business performance that contribute to the achievement of our short- and long-term goals in a manner consistent with our vision and values. Our vision is to be the best positioned, most trusted choice for electricity in competitive markets. Our values are to:

•       act with absolute integrity;

•       collaborate with, support and respect our employees;

•       communicate openly, honestly and frequently;

•       create value for every customer;

•       ensure a safe, healthy and enjoyable workplace;

•       care for our environment and communities;

•       develop a highly motivated, valued and diverse workforce;

•       optimize our financial and physical resources; and

•       continuously simplify and improve our processes.

What are the elements of Reliant’s compensation program?

Our compensation program consists of base salary, annual incentive awards and long-term incentive awards. Perquisites are not a material element of our compensation program.

Base Salary.   Base salary is paid in cash commensurate with the responsibilities of each individual’s position. The Committee considers the individual’s experience and performance as well as the position’s market value. The Committee annually reviews the base salaries and approves adjustments based on these factors and others, including:

•       sustained job performance and demonstration of our values;

•       relevant individual knowledge and skill;

•       general and expected market movement and trends; and

•       position relative to the market.

Annual Incentive Awards.   Annual incentive awards are paid in cash and are tied to annual achievement of our goals and individual qualitative and quantitative goals, all as determined by the Committee. Annual incentive awards are calculated as a specified target percentage of base salary ranging from 55% to 100% based on competitive market data as determined by the Committee. The possible ranges of achievement are threshold (20% of target), target (100% of target) and maximum (200% of target). Achievement between these ranges is pro-rated. Performance below threshold results in no payment. The following chart describes the percentages of base salary that are potentially payable to the named executive officers:

Officer	Percent of Base Salary
	Threshold	Target	Maximum
Chairman and Chief Executive Officer	20%	100%	200%
Executive Vice President and Chief Financial Officer	18	90	180
Executive Vice President, Operations	14	70	140
Senior Vice President, General Counsel and Corporate Secretary	12	60	120
Executive Vice President, Public and Regulatory Affairs and Corporate Compliance Officer	11	55	110

The Committee determines annually the performance metrics, levels and relevant weighting of each metric. The metrics reflect our annual strategy and priorities. Except as noted below for operational results, the Committee determined that each named executive officer would have the same metrics and weighting for 2006. The 2006 metrics, weighting and achievement levels, based on the outcomes for each metric and without the Committee exercising discretion, were as follows:

Metric	Threshold	Target	Maximum	Achievement of Target	Weight
	($ in millions)
Corporate Metrics
Open EBITDA(1)	$600	$1,091	$1,350	58.8%	18.75%
Reduction in commercial collateral usage	700	1,000	1,600	200.0	18.75
Adjusted wholesale open contribution margin(2)	310	515	710	81.0	18.75
Retail adjusted contribution margin(3)	200	285	400	200.0	18.75
Operational Results(4)	—	—	—	(5)	15.00
Employee Survey Results(6)	47%	55%	59%	116.7	10.00
Total					100.00%

(1)             Represents EBITDA adjusted for unrealized gains/losses on energy derivatives, western states settlements, debt conversion expense, historical wholesale hedges, and gains/losses on sales of emission allowances and assets.

(2)             Represents contribution margin (revenues less purchased power, fuel and cost of gas sold, operation and maintenance, selling and marketing and bad debt expense) adjusted to exclude the impact of unrealized gains/losses on energy derivatives, and historical wholesale hedges. The target is adjusted by the expected margin impact of changes in gas prices versus the gas prices assumed in the original target.

(3)             Represents contribution margin adjusted to exclude the impact of unrealized gains/losses on energy derivatives.

(4)             Operational results were tied to numerous business outcomes of our operational units and functional areas. These business outcomes are shared by the employees reporting to the named executive officer and are designed to give employees line of sight business objectives in addition to corporate metrics. These outcomes align each of the named executive officers with the employees they manage. These metrics were allocated as follows:

•        Chairman and Chief Executive Officer: 3.75% to each of the four corporate metrics above.

•        Executive Vice President and Chief Financial Officer:  3% to each of Accounting/Tax, Audit, Corporate Finance, Information Technology and Management and Performance Reporting.

•        Executive Vice President, Operations: 5% to each of Plant Operations, Commercial Operations and Retail.

•        Senior Vice President, General Counsel and Corporate Secretary:  2.5% to each of Legal Services, Wholesale, Regulatory, Retail, Corporate Finance and Human Resources.

•        Executive Vice President, Public and Regulatory Affairs and Corporate Compliance Officer: Government & Regulatory Affairs (10%) and Compliance & Ethics (5%).

(5)             Achievement of target operational results were as follows:

•        Chairman and Chief Executive Officer: 135.0%

•        Executive Vice President and Chief Financial Officer: 170.6%

•        Executive Vice President, Operations: 136.5%

•        Senior Vice President, General Counsel and Corporate Secretary: 103.9%

•        Executive Vice President, Public and Regulatory Affairs and Corporate Compliance Officer: 187.6%

(6)             This metric is tied to improvement in results to an annual employee survey related to achievement of strategic initiatives related to our vision and values. The threshold levels were based upon the results from the prior year’s survey, the target levels were based on a mid-range between the threshold and maximum levels, and the maximum levels were based on data provided by an outside performance management consultant as necessary to achieve our strategic initiatives. Each survey question was assigned a threshold, target and maximum achievement level and the amounts in the table reflect the average levels for all questions. Achievement of target amount represents the average achievement percentage of all survey results.

Long-Term Incentive Awards.   Long-term incentive awards are equity and equity-based awards payable under our long-term incentive plan (the Reliant Energy, Inc. 2002 Long Term Incentive Plan, which we refer to as the “2002 LTIP”). In 2004, a Key Employee Award Program was established under the 2002 LTIP. This program’s performance spanned a three-year period that ended on December 31, 2006 and the Key Employee Award Program award units vested as of that date. During the performance period, participants in the program were not eligible to receive any additional long-term incentive grants. Each Key Employee Award Program award unit consisted of a targeted award of:

•       68,000 stock options (exercise price per share equal to the per share fair market value of our common stock on the grant date),

•       16,000 stock-settled restricted performance units (convertible into an equal number of shares of common stock on the vesting date) and

•       16,000 cash performance units (each convertible into a cash amount equal to the fair market value of one share of our common stock on the vesting date).

The following table sets forth the number of target award units granted to each named executive officer:

Officer	Number of Target Units
Joel V. Staff	16
Mark M. Jacobs	9
Brian Landrum	7	(1)
Michael L. Jines	4
Jerry J. Langdon	5

(1)             Two of these units were granted to Mr. Landrum in 2005 in recognition of the significant increase in his responsibilities after we reorganized our executive management team in early 2005.

The Key Employee Award Program provided for a payout ranging from 0% to 140% of the target award level based on specified qualitative and quantitative performance goals. If the Committee determined that we had not achieved at least threshold levels, the payout would have been 0%. The goals included reducing our adjusted net debt to adjusted EBITDA ratio to at least 3.5, delivering superior customer value and building a great company for which to work. In determining the achievement of the quantitative goal relating to the reduction of debt by attaining a specified adjusted net debt to adjusted EBITDA ratio, the Committee was to consider the market conditions in which we operated and our financial flexibility as measured by changes in our credit and analyst ratings and results of operations (such as improved earnings per share, operating costs and cash flows). In determining whether we met the qualitative goals, the Committee was to consider customer growth, retention and satisfaction rates, plant, environmental and safety performance, employee survey results or any other data it deemed relevant. The program did not require the Committee to assign a particular weighting to the various performance goals. Instead, the program conferred upon the Committee discretion to determine the level of achievement (threshold, target and maximum) under the program relative to the performance achieved. After considering the performance metrics, the Committee also had the discretion to increase or decrease the payout percentages if it determined that it was in our best interest to do so. The Committee did not exercise such discretion.

The Committee determined that the payout percentage for all named executive officers was 80% of the target awards. In determining to award less than target level (100%), the Committee concluded that while substantial progress had been made over the performance period on a number of the performance goals specified in the Key Employee Award Program, certain performance goals, such as attaining the target adjusted net to adjusted EBITDA ratio, had not been met.

In reaching the determination that we achieved at least threshold performance levels, the Committee considered, among other factors,  the substantial reduction in debt, reduction in operating costs and reduction in adjusted net debt to adjusted EBITDA ratio and the impact of market conditions on this ratio. The Committee also considered customer growth rates and satisfaction levels relative to our principal competitors, improvement in plant commercial capacity factors, and a significant improvement in the results of our employee survey results. In addition to the quantitative and qualitative performance goals specified in the Key Employee Award Program, the Committee considered that our total stockholder return was higher than the median for our peer group during the performance period and that our share price closed on the determination date within 1% of its 52-week high. The Committee’s independent compensation consultant assisted the Committee in its deliberations.

Executive Perquisites.   We do not provide substantial personal benefits or perquisites. For example, we do not provide personal use of an airplane, automobiles or lodging. We do allow up to $5,000 per year for each named executive officer in reimbursement for specified financial planning services and a one-time allowance of $5,000 for estate planning services.

Why does Reliant choose to pay each element of compensation?

We believe the combination of elements that comprise our compensation program provides a competitive and reasonable pay package that attracts the talent that we need, motivates that talent to achieve our short- and long-term goals, reinforces expectations of leadership, personal vision and values and aligns executives’ interests with our stockholders’ interests.

We believe our base salaries attract and retain executives with the qualifications we need for leading and growing our business.  The purpose of our annual incentive awards is to encourage superior performance from our executives by establishing demanding goals for our executives that are consistent with the achievement of our short-term goals. Our long-term incentive awards are designed to retain executives who demonstrate the qualifications we need and to provide continued motivation and incentive to achieve our long-term goals. We believe that awarding long-term incentive compensation aligns our executives’ interests with those of our stockholders. We encourage stock ownership by executive management through the use of equity awards and stock ownership guidelines and mandatory holding periods. See discussion of performance metrics under “—What are the elements of Reliant’s compensation program?”

How does Reliant determine the amount for each element of compensation paid?

In considering and determining compensation, the Committee considers various factors, including market data, historical compensation information, individual performance, current and potential impact on corporate performance, reputation, skills, experience, internal equity and timing. We do not utilize a formula to determine the amount of each element of compensation paid. We also do not have any formal policies for allocating between long-term and annual compensation or between cash and equity compensation (or among different forms of equity compensation).

External Compensation Information.   The Committee’s goal in determining the appropriate level of compensation is to offer a competitive pay package in consideration of the relevant market pay for the position. Each year the Committee’s independent compensation consultant provides competitive benchmark data, including base salary, target bonus percentage, target total cash compensation (base salary plus bonus at target), long-term incentive target percentage and target total direct compensation (target total cash compensation plus long-term incentive at target). In 2006, the Committee reviewed and considered this market data for the following composite groups as prepared by the Committee’s independent consultant:

•       18 other leading utility and power generation companies (The AES Corporation, American Electric Power Company, Inc., Calpine Corporation, Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Dynegy Inc., Edison International, Entergy Corporation, Exelon Corporation, FPL Group, Inc., Mirant Corporation, NRG Energy, Inc., PG&E Corporation, PPL Corporation, Sempra Energy, TXU Corp. and The Williams Companies, Inc.);

•       94 major energy organizations in the broader energy industry of a size comparable to us; and

•       830 organizations in the broader general industry of a size comparable to us.

The independent consultant compares and analyzes our named executive officers’ current compensation with market data relevant to their positions and presents the findings to the Committee.

Compensation History.   In making compensation determinations, the Committee considers base salary and annual incentive target and payout history of each named executive officer for the last four years.  The Committee also considers each named executive officer’s equity holdings, including the date of any grants, the types of awards (restricted stock, stock options or cash), the vesting provisions, the expiration dates, the exercise prices, if applicable, and the number of units or shares granted.

Corporate Performance.   Specific items of corporate performance and operational results are taken into account in determining the amount of compensation paid. As described above, significant portions of our annual incentive awards and long-term incentive awards are tied to corporate and operational results, which must be measured to determine the level of payout.

Individual Performance.   The Committee also considers individual performance, current and potential impact on corporate performance, demonstration of behaviors consistent with our values, reputation, skills and experience as important factors. These factors impact the level of base salary and the level of long-term incentive to the extent the Committee, in its discretion, considers past performance and individual contribution in assessing probable impact on future performance and contribution. The Committee has the discretion to reduce base pay, but circumstances did not warrant this in 2006. With respect to annual incentive compensation, the Committee has discretion to approve payouts for performance above or below the performance metrics.  For 2006, the Committee did not exercise this discretion.

Internal Equity and Timing.   The procedures and methodologies we use to determine compensation are uniform among our named executive officers. Despite this uniformity, the potential for differences in compensation among our named executive officers exists because of differences in the roles and responsibilities and market-competitive pay that varies based on position. The Committee has discretion to increase or decrease compensation to account for unanticipated situations, such as a change in an executive’s role or responsibility or a significant variance between an executive’s current compensation and the market-competitive level of compensation, coupled with individual performance. However, we are generally opposed to any change in the terms of equity grants, such as re-pricing outstanding stock options, during their term except in connection with a recapitalization, merger, stock split or other corporate structure change or in circumstances where such changes are determined to be in the best interest of our stockholders.

The Key Employee Award Program’s performance period included 2004—2006 and the awards units vested as of December 31, 2006. The Committee has established, effective with 2007 grants, an annual grant program relative to long-term incentive compensation so that the Committee may grant awards to reflect business, industry and market events, if necessary. Under this new program, the Committee will determine annually the award vehicles, the weighting by type of vehicle, the vesting period for each vehicle, and, where applicable, the performance metrics. The Committee made this decision in consultation with the Committee’s independent compensation consultant and in consideration of relevant market data.

How does each compensation element, and Reliant’s decision regarding that element, fit into Reliant’s overall compensation objectives and affect decisions regarding other elements?

Our decisions regarding the setting of base salaries affect individual and company performance and our ability to remain competitive in our market. The decisions we make regarding annual and long-term incentive compensation encourage the achievement of our short-term and long-term goals, respectively. In addition, long-term incentive compensation furthers our goal of aligning the interests of our executive officers with the interests of our stockholders.

Because our long-term incentive compensation is multi-purpose, we utilize various forms of awards. The weighting among each form of award is considered by the Committee in light of our long-term goals and business strategies. The Committee strives for a balanced and effective mix. Performance-based stock or cash units are primarily a stockholder alignment tool, as they are earned or vested upon the achievement of stated performance metrics within a specified timeframe. Our awards of time-based restricted stock are a retention vehicle because they retain some value regardless of our stock price. Time-based restricted stock also creates alignment with stockholder interests because its value increases as our stock price increases. Stock options can be retentive if their value increases, and they create stockholder alignment because their value increases as our stock price increases.

Our compensation decisions reflect our belief that a portion of the named executive officers’ compensation should be variable and “at risk.”  A large portion of our named executive officers’ compensation is equity or equity-based, which ties their compensation to our long-term performance and aligns their interests with those of our stockholders. See “—Summary Compensation Table” and “—Outstanding Equity Awards at Fiscal Year-End.”

What is the basis for selecting particular events as triggering payment in connection with termination or change-in-control?

We provide for payments and benefits if a named executive officer is terminated without cause or resigns for good reason in connection with a change-in-control as described below under “—Potential Payments upon Termination or Change-in-Control—Change in Control Agreements.”  In addition, under our executive severance plan, we provide for payments and other benefits if a named executive officer’s employment is involuntary terminated as a result of something other than death, disability, cause or a change-in-control. See “—Potential Payments upon Termination or Change-in-Control—Executive Severance Plan.”

Does the accounting and tax treatment of a particular form of compensation impact the form and design of awards?

The Committee considers tax and accounting treatment of various compensation alternatives, including the potential tax deductibility of proposed compensation arrangements. However, these are not typically driving factors. The Committee may determine to approve non-deductible compensation arrangements if it believes that such arrangements are in the best interests of the Company and its stockholders. As part of its analysis, the Committee may take into account a variety of factors, including our ability to utilize the deduction based on projected taxable income. Some or all of the components of the units awarded under the Key Employee Award Program are not deductible to the extent they exceed the limit imposed by Section 162(m) of the Internal Revenue Code.

What are Reliant’s equity or other security ownership requirements or guidelines?  Does Reliant have any policies regarding hedging the economic risk of such ownership?

In March 2006, the Board adopted stock ownership guidelines for our directors and executive officers. We have also established retention requirements for equity grants to executive officers. See “Corporate Governance—Stock Ownership Guidelines and Mandatory Holding Period.”  Each named executive officer meets or exceeds the applicable guidelines.

Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our stockholders, our Insider Trading Policy prohibits trading in options, warrants, put and calls related to our securities and it also prohibits selling our securities short or holding our securities in margin accounts.

What is the role of Reliant’s executive officers in the compensation process?

Our Chief Executive Officer has access to the internal and external compensation information described above. Using that information, our Chief Executive Officer makes recommendations to the Committee regarding the compensation of our other named executive officers. Taking these recommendations into account, the Committee independently reviews the data and makes its own determinations. Our management team also may make recommendations to the Committee regarding annual incentive compensation and long-term incentive compensation, such as the forms, weighting and vesting of awards and performance metrics, where applicable. In each case, the Committee considers management’s proposals, consults with its independent compensation consultant as needed, and makes its own determinations. Our executive officers do not have any role in establishing the timing of grants or vesting of stock options.

Does Reliant have any program, plan or practice to time option grants to its executives in coordination with the release of material non-public information?

We do not have any program, plan or practice to time grants of stock options to our executives in coordination with the release of material non-public information and we do not set grant dates of stock options to new executives in coordination with the release of such information. We have not timed, and do not intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation.

Compensation Committee Report

The Compensation Committee oversees the compensation plans, policies and programs of Reliant Energy, Inc. on behalf of the Board of Directors. In performing its oversight function, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis prior to its inclusion in this proxy statement. Based on these reviews and discussions, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Compensation Committee,

E. William Barnett
Steven L. Miller
William L. Transier (Chairman)

Summary Compensation Table

The following table sets forth the compensation of our principal executive officer, our principal financial officer and each of our three most highly compensated other executive officers who were serving as executive officers as of December 31, 2006. These persons are referred to collectively as the “named executive officers.”

Name	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Nonqualified Deferred Compensation Earnings		All Other Compensation(3)	Total
Joel V. Staff	2006	$1,037,500	—	$2,056,081	$2,358,204	$1,381,645	—		$40,461	$6,873,891
Chairman and Chief Executive Officer
Mark M. Jacobs	2006	623,000	—	1,041,068	1,092,979	776,870	—		90,640	3,624,557
Executive Vice President and Chief Financial Officer
Brian Landrum	2006	545,303	—	1,069,605	983,209	509,577	—		60,795	3,168,489
Executive Vice President, Operations
Michael L. Jines	2006	380,750	—	443,760	471,924	293,466	8,839	(4)	48,611	1,647,350
Senior Vice President, General Counsel and Corporate Secretary
Jerry J. Langdon	2006	335,800	—	567,108	609,641	260,956	—		11,796	1,785,301
Executive Vice President, Public and Regulatory Affairs and Corporate Compliance Officer

(1)             Calculated in accordance with Statement of Financial Accounting Standards (SFAS 123R). Represents compensation expense recognized in 2006 for financial statement reporting purposes related to awards granted in prior years. The awards for which compensation expense was recognized consist of: (i) performance-based shares and performance-based cash-settled shares granted under the Key Employee Award Program in 2004 and 2005 ($4,821,542); (ii) restricted stock units granted in 2003 ($176,054); (iii) restricted stock units granted in 2004 ($180,026); (iv) performance-based stock options granted under the Key Employee Award Program in 2004 and 2005 ($4,961,510); and (v) option awards granted in 2003 ($554,447). A portion of the grant date fair value is recognized as expense over the vesting period applicable to the grant. The Key Employee Award Program is discussed under “—Compensation Discussion and Analysis.” There were no stock awards or option awards made to our named executive officers in 2006.

The fair value for options that were awarded to the named executive officers was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

	2005	2004	2003
Risk-free interest rates	4.69%	4.69%	3.13%
Dividend Yield	—	—	—
Expected Volatility	36.63%	36.63%	109.80%
Expected Term	3 years	3 years	5 years

(2)             Represents (i) cash annual incentive awards earned by each named executive officer under the Reliant Energy, Inc. 2002 Annual Incentive Compensation Plan (AICP) based on the actual level of performance achieved in comparison with the annual performance goals and (ii) amounts received under our Power of One Program. These awards are described in further detail under “—Grants of Plan-Based Awards.”

(3)             Represents matching and discretionary contributions to the Reliant Energy, Inc. Savings Plan (Savings Plan) of:  $6,100; $19,300; $19,300; $14,900 and $6,100; and matching and discretionary contributions to the savings restoration component of the Reliant Energy, Inc. Deferral Plan (Deferral Plan) of: $34,361; $71,340; $40,093; $33,711 and $5,696 for Messrs. Staff; Jacobs; Landrum; Jines and Langdon, respectively. The amount reported for Mr. Landrum also includes imputed income of $904 for the economic benefit of executive life insurance coverage and a reimbursement of $498 for the taxes on this income. No executive officer received perquisites in excess of $10,000 in 2006.

(4)             Represents above-market interest (more than 120% of the applicable federal rate) earned on Mr. Jines’ deferred compensation balance in the Reliant Energy, Inc. Successor Deferral Plan (Successor Deferral Plan).

Grants of Plan-Based Awards

Grants of cash incentive plan awards were made under our AICP to our named executive officers in 2006. The awards are calculated as a specified target percentage of the named executive officer’s base salary and require satisfaction of annual performance goals at specified achievement levels. The named executive officers had target opportunities ranging from 55% to 100% of their base salaries. Except in the case of death, disability or retirement, the executive must be employed by us on the payment date to receive payment of the award. For further discussion of our AICP, see “—Compensation Discussion and Analysis.”  The following table sets forth the possible ranges of AICP achievement in 2006 at (i) threshold (payout of 20% of target), (ii) target (payout of 100% of target) and (iii) maximum (payout of 200% of target). Performance below threshold results in no payout.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards

Joel V. Staff	—	$207,500	$1,037,500		$2,075,000	—	—	—	—	—	—	—
		—	525	(1)	—	—	—	—	—	—	—	—
Mark M. Jacobs	—	112,140	560,700		1,121,400	—	—	—	—	—	—	—
		—	525	(1)	—	—	—	—	—	—	—	—
Brian Landrum	—	76,342	381,712		763,424	—	—	—	—	—	—	—
		—	525	(1)	—	—	—	—	—	—	—	—
Michael L. Jines	—	45,690	228,450		456,900	—	—	—	—	—	—	—
		—	525	(1)	—	—	—	—	—	—	—	—
Jerry J. Langdon	—	36,938	184,690	(1)	369,380	—	—	—	—	—	—	—
		—	525	(1)	—	—	—	—	—	—	—	—

(1)             Represents amounts earned under our Power of One Program. All of our employees participate in this program. The Power of One goals are based on plant availability and retail customer count.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
				Equity Incentive Plan Awards: Number of Securities			Number of Shares or	Market Value of Shares or	Equity Incentive Plan Awards: Number of Unearned Shares, Units or	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or
	Number of Securities			Underlying			Units of	Units of	Other	Other
	Underlying Unexercised			Unexercised	Option	Option	Stock that	Stock that	Rights that	Rights that
	Options			Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable		Unexercisable	Options	Price	Date	Vested	Vested	Vested	Vested
Joel V. Staff	5,000		—	—	$3.5150	3/12/2013	—	—	—	—
	550,315		—	—	4.8850	5/8/2013	—	—	—	—
	633,125		—	—	4.4200	8/28/2013	—	—	—	—
	870,400	(1)	—	—	8.1350	2/12/2014	—	—	—	—
Mark M. Jacobs	318,667		—	—	4.7900	7/28/2012	—	—	—	—
	212,000		—	—	3.5050	3/10/2013	—	—	—	—
	489,600	(1)	—	—	8.1350	2/12/2014	—	—	—	—
Brian Landrum	15,772		—	—	7.1507	2/24/2010	—	—	—	—
	43,520		—	—	30.0000	3/5/2011	—	—	—	—
	47,600		—	—	10.9000	2/29/2012	—	—	—	—
	39,195		—	—	3.5050	3/10/2013	—	—	—	—
	272,000	(1)(2)	—	—	8.1350	2/12/2014	—	—	—	—
	108,800	(1)(2)	—	—	12.6250	8/9/2015	—	—	—	—
Michael L. Jines	3,943		—	—	9.0038	3/2/2008	—	—	—	—
	3,943		—	—	9.3308	3/1/2009	—	—	—	—
	18,353		—	—	7.1507	2/24/2010	—	—	—	—
	52,520		—	—	30.0000	3/5/2011	—	—	—	—
	50,300		—	—	10.9000	2/29/2012	—	—	—	—
	16,750		—	—	3.5050	3/30/2013	—	—	—	—
	217,600	(1)	—	—	8.1350	2/12/2014	—	—	—	—
Jerry J. Langdon	32,300		—	—	6.5750	6/1/2013	—	—	—	—
	272,000	(1)	—	—	8.1350	2/12/2014	—	—	—	—

(1)             Represents the number of performance-based options earned under the Key Employee Award Program for the three-year performance period ended December 31, 2006. The Key Employee Award Program is discussed in further detail above under “—Compensation Discussion and Analysis.”

(2)             Mr. Landrum received an initial grant under the Key Employee Award Program in 2004 and a second grant in 2005 in recognition of a significant increase in his responsibilities after a reorganization of executive management.

Option Exercises and Stock Vested

The following table provides information regarding the number of shares vested and the pretax value realized by each of our named executive officers from the vesting of equity incentive plan awards in 2006.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting(2)(3)
Joel V. Staff	—	$—	198,334		$2,576,359
			409,600	(3)	5,928,960
Mark M. Jacobs	—	—	212,000		2,136,960
			230,400	(3)	3,335,040
Brian Landrum	—	—	19,305		194,594
			179,200	(3)	2,593,920
Michael L. Jines	—	—	8,250		83,160
			102,400	(3)	1,482,240
Jerry J. Langdon	—	—	16,150		193,396
			128,000	(3)	1,852,800

(1)             None of our named executive officers exercised stock options during 2006.

(2)             The value realized on vesting represents the product of the number of shares acquired and the average of the high and low trading prices of our common stock on the vesting date.

(3)             Represents shares granted under the Key Employee Award Program for the performance period ended December 31, 2006 (one-half of which were settled in shares and one-half of which were cash-settled). The Key Employee Award Program is discussed in further detail under “Executive Compensation—Compensation Discussion and Analysis.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 regarding our equity compensation plans.

	(a)		(b)	(c)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(2)	12,016,142	(3)	$12.48	25,736,242 (4)
Equity compensation plans not approved by security holders(5)	2,514,159	(6)	$8.48	3,737,958
Total	14,530,301		$11.96	29,474,200

(1)             The weighted average exercise prices exclude shares issuable under outstanding performance-based and time-based restricted stock units (which do not have an exercise price).

(2)             Plans approved by stockholders include the ESPP, the 2002 Long-Term Incentive Plan, the Long-Term Incentive Plan of Reliant Energy, Inc. and the Reliant Energy, Inc. Transition Stock Plan.

(3)             This amount includes:

•        10,807,341 shares issuable upon the exercise of outstanding stock options, including 4,270,400 shares issuable upon the exercise of performance-based stock options pursuant to the Key Employee Award Program.

•        1,208,801 shares issuable pursuant to outstanding restricted stock units granted under the 2002 Long-Term Incentive Plan, including 1,004,800 performance-based restricted stock units pursuant to the Key Employee Award Program.

(4)             Includes stockholder-approved reserves of 10,685,573 shares as of December 31, 2006 that may be issued under the ESPP and 15,050,669 shares that may be issued under the 2002 Long-Term Incentive Plan. Under the 2002 Long-Term Incentive Plan, no more than 25% of the shares available for future issuance are available for grant as awards of restricted stock and non-restricted grants of common stock or units denominated in common stock. No additional shares may be issued under the Long-Term Incentive Plan of Reliant Energy, Inc. or the Reliant Energy, Inc. Transition Stock Plan.

(5)             The Reliant Energy Inc. 2002 Stock Plan (“2002 Stock Plan”) permits grants of stock options, stock appreciation rights, performance-based stock awards, time-based stock awards and cash awards to all employees other than the executive officers subject to the reporting requirements of Section 16(a) of the Exchange Act. The Board authorized 6,000,000 shares for grant upon adoption of the 2002 Stock Plan. To the extent these 6,000,000 shares were not granted in 2002, the excess shares were cancelled. In January 2003, an additional 6,000,000 shares were authorized for the plan, with no more than 25% of these shares available for grant as awards of restricted stock and non-restricted grants of common stock or units denominated in common stock. The total number of shares available for future issuance is adjusted for new grants, exercises, forfeitures, cancellations and terminations of outstanding awards.

(6)             This amount includes 1,622,691 shares issuable upon the exercise of outstanding stock options and 891,468 shares issuable pursuant to outstanding restricted stock units.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2006	Company Contributions in 2006(1)	Aggregate Earnings in 2006(2)	Aggregate Withdrawals/ Distributions in 2006	Aggregate Balance at 12/31/2006
Joel V. Staff	$—	$13,382	$31,104	$—	$150,942
Mark M. Jacobs	—	60,539	30,493	—	292,728
Brian Landrum	—	32,646	29,101	—	266,971
Michael L. Jines	—	26,337	37,716	—	558,553
Jerry J. Langdon	—	2,327	292	—	6,788

(1)             Represents our matching and discretionary contributions to the savings restoration component of the Deferral Plan. These reported amounts include our contributions made in 2006 with respect to fiscal year 2005 compensation as follows: $13,382; $7,034; $2,576; $4,354; $2,327 for Messrs. Staff; Jacobs; Landrum; Jines and Langdon, respectively. The remaining contributions are also reported in the All Other Compensation column of the Summary Compensation Table.

(2)             Represents the annual earnings on the nonqualified deferred compensation account balances during 2006. All of our named executive officers are participants in the savings restoration program of the Deferral Plan and earnings may increase or decrease depending on the performance of the deemed investment elections offered under the program. Mr. Staff also recognized earnings on deferred stock units granted to him for his services as a Board member prior to his election as Chief Executive Officer in 2003, and Mr. Jines recognized earnings on his account balance under the Successor Deferral Plan. The above-market earnings credited to Mr. Jines under the Successor Deferral Plan are also reported in the Change in Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Our Deferral Plan has two separate programs, a deferral compensation program and a savings restoration program. Under the deferred compensation program of the Deferral Plan, eligible employees may elect to defer payments up to 80% of their base salary and/or up to 100% of their bonus under the AICP. The deferred amounts are always 100% vested. In order to address the requirements of the American Jobs Creation Act of 2004 and Internal Revenue Code section 409A, we have “grandfathered” the benefits earned prior to January 1, 2005. Executives may elect to take distribution of grandfathered amounts in one of the following forms:

•       total distribution in a specified year (while still employed or after termination);

•       partial distribution (at least 50%) in specified years; or

•       annual installments beginning at a specified age or after termination of employment.

An executive may also receive a lump sum distribution at any time subject to a 10% penalty and may change their distribution elections for grandfathered amounts subject to a 12-month waiting period.

Different distribution options apply to amounts deferred after December 31, 2004. Executives may elect distribution for each year’s deferred amounts on the earlier of a specified date or age or upon termination of employment. If an election is made to receive a distribution based on a date or age, the deferrals must have been made at least three years prior to the distribution date. In the case of distributions to be made upon termination of employment, no distribution will be made until six months after the termination of employment.

The savings restoration program of the Deferral Plan permits us to provide contributions and matching amounts that cannot be made on an executive’s behalf to the tax-qualified Savings Plan because of Internal Revenue Service rules. For 2006, these rules limited total additions to an executive’s account to $44,000 and also limited the amount of compensation that could be considered for contribution purposes to $220,000. As with the deferred compensation program, benefits are divided into grandfathered and non-grandfathered amounts. Executives may elect to take distribution of benefits earned before January 1, 2005 in either a lump sum or annual installments upon termination of employment. They may also take a lump sum distribution at any time subject to a 10% penalty and may change their distribution election for these amounts, subject to a 12-month waiting period. Benefits earned after December 31, 2004 will be distributed automatically in a lump sum six months after termination of employment.

Under the Deferral Plan, executives’ accounts are deemed to be invested among a group of designated mutual funds as directed by the executive. The investment elections can be changed at any time. Earnings credited to the executives’ accounts reflect the earnings of the deemed investment. We have established a “rabbi trust” to which we contribute amounts we expect to use to pay benefits under the Deferral Plan programs.

In additional to benefits received pursuant to the Deferral Plan described above, Mr. Jines will receive benefits under the Successor Deferral Plan. The Successor Deferral Plan holds account balances consisting of salary and bonus deferrals that were transferred from a nonqualified deferred compensation plan maintained by our former parent company, CenterPoint Energy, Inc. No additional contributions to this plan are permitted. Earnings are credited to the account balance at an interest rate equal to the Moody’s Long Term Corporate Bond Index plus 2%. The plan provides for distribution elections as follows:

•       early distribution of either 50% or 100% of the amount deferred plus earnings for a particular year provided the funds have been in the plan at least three years; or

•       in a lump sum or annual installments upon termination upon or after age 65.

Distribution elections can be changed subject to a 12-month waiting period. In the event of a change-in-control of the Company (as defined in the Successor Deferral Plan), distribution will be made as if Mr. Jines had terminated employment upon or after age 65. We have established a “rabbi trust” to which, upon the occurrence of a change-in-control, we will contribute amounts we expect to use to pay benefits under this plan.

Potential Payments upon Termination or Change-in-Control

Change-in-Control Agreements

Effective January 15, 2006, we entered into change-in-control agreements with our senior executive officers, including the named executive officers. The change-in-control agreements provide for payments and benefits following termination in connection with a change-in-control in the following circumstances:

•       an involuntary termination that did not result from death, disability or termination for cause;

•       termination by the executive for “Good Reason;” or

•       termination initiated by us and mutually agreed upon by the executive and us.

For this purpose, “Good Reason” generally means:

•       a significant reduction in duties and responsibilities;

•       a reduction in annual base salary;

•       our failure to continue certain benefits and material compensation plans (or comparable benefits plans); or

•       a change in the location of the executive’s principal place of employment (generally a relocation of more than 50 miles).

If the payment obligations under the agreements are triggered, we are required to provide the following severance benefits:

•       a cash severance payment equal to a multiple of salary (three in the case of Messrs. Staff, Jacobs, Landrum and Langdon and two in the case of Mr. Jines) plus the same multiple times the target annual incentive compensation bonus under our AICP (or any successor plan), payable in lump sum;

•       a pro-rated annual incentive target bonus based on the number of days the executive was employed during the bonus year in which his employment was terminated, payable in lump sum;

•       continued welfare benefits coverage (medical, dental and vision) for two years; and

•       outplacement services for 12 months and financial planning services.

The agreements also provide for “gross-up payments” intended to reimburse the executive for any excise taxes under Internal Revenue Code section 4999 in connection with the agreement.

The change-in-control agreements provide that the executive may not disclose confidential information and may not hire or solicit to hire any of our employees for one year after a covered termination under the agreement.

The triggering events for receipt of such payment and benefits are based in part on a market analysis provided by our Compensation Committee’s independent compensation consultant in early 2006. The triggering events were selected so that our senior executive officers, including the named executive officers, would be encouraged to continue their attention and dedication to us with indifference towards a change in our control. We choose to provide severance benefits for termination in these circumstances to provide financial assistance and resolve any possible related claims against us that may arise. For payments made in connection with termination under our nonqualified deferred compensation plans, see “—Nonqualified Deferred Compensation.”

The following table summarizes payments and benefits to be provided to the named executive officers pursuant to our change-in-control agreements assuming a qualifying termination of employment as of December 31, 2006:

Name	Multiple of Salary	Multiple of AICP Bonus at Target	Pro Rata AICP Bonus at Target	Medical, Dental and Vision Coverage	Out- placement	Financial Planning	Tax Gross-Up	Total
Joel V. Staff	$3,150,000	$3,150,000	$1,050,000	$27,696	$20,000	$5,000	$—	$7,402,696
Mark M. Jacobs	1,887,000	1,698,300	566,100	25,723	20,000	5,000	—	4,202,123
Brian Landrum	1,695,000	1,186,500	395,500	26,291	20,000	5,000	1,265,183	4,593,474
Michael L. Jines	772,000	463,200	231,600	28,940	20,000	5,000	—	1,520,740
Jerry J. Langdon	1,015,200	558,360	186,120	38,508	20,000	5,000	623,208	2,446,396

Executive Severance Plan

Our executive severance plan provides for payments and other benefits upon involuntary termination of the executive’s employment that did not result from death, disability or termination for cause or that did not follow a change-in-control.

If the payment obligations under the plan are triggered, we are required to provide severance benefits (subject to certain conditions) as follows:

•       a cash severance payment equal to a multiple of salary (two in the case of Mr. Staff and 1.5 in the case of Messrs. Jacobs, Jines, Landrum and Langdon) plus the same multiple times the target annual incentive compensation bonus under our AICP payable in lump sum;

•       a pro-rated target bonus based on the number of days the executive was employed during the bonus year in which his employment was terminated payable in lump sum;  and

•       continued welfare benefit coverage (medical, dental and vision) for the number of years equal to the applicable severance multiple (two in the case of Mr. Staff and 1.5 in the case of Messrs. Jacobs, Jines, Landrum and Langdon).

We choose to provide severance benefits for termination in these circumstances to provide financial assistance and resolve any possible related claims against us that may arise. To receive severance benefits under the plan, the executive must sign a waiver and release providing that the executive waives all claims against us, will not disclose confidential information, and for one year, will not hire or solicit to hire any of our employees. In the event an executive receives severance benefits under the plan and is rehired within 60 days, the executive must repay the benefits received. For payments made in connection with termination under our nonqualified deferred compensation plans, see “—Nonqualified Deferred Compensation.”

The following table summarizes payments and benefits to be provided to the named executive officers pursuant to our executive severance plan assuming a qualifying termination of employment as of December 31, 2006:

Name	Multiple of Salary	Multiple of AICP Bonus at Target	Pro Rata AICP Bonus at Target	Medical, Dental and Vision Coverage	Outplacement(1)	Total
Joel V. Staff	$2,100,000	$2,100,000	$1,050,000	$27,696	$20,000	$5,297,696
Mark M. Jacobs	943,500	849,150	566,100	25,723	20,000	2,404,473
Brian Landrum	847,500	593,250	395,500	26,291	20,000	1,882,541
Michael L. Jines	579,000	347,400	231,600	28,940	20,000	1,206,940
Jerry J. Langdon	507,600	279,180	186,120	38,508	20,000	1,031,408

(1)             While outplacement services are not part of the benefits required under our executive severance plan, we generally provide them for a period of 12 months to executive officers as a matter of practice.

DIRECTOR COMPENSATION

The following table summarizes compensation earned by or awarded to our non-management directors during 2006. Mr. Staff is not compensated for his director services.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards (3)(4)	Non-equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
E. William Barnett	$109,000	$63,845	$22,972	—	—	—	$195,817
Sarah M. Barpoulis	—	4,324	—	—	—	—	4,324
Donald J Breeding	45,000	117,523	22,972	—	—	—	185,495
Kirbyjon H. Caldwell	90,000	36,718	22,058	—	—	—	148,776
Steven L. Miller	—	175,644	22,058	—	—	—	197,702
Laree E. Perez	122,000	66,560	22,972	—	—	—	211,532
Evan J. Silverstein	22,500	15,348	—	—	—	—	37,848
William L. Transier	—	179,487	22,972	—	—	—	202,459

(1)    Calculated in accordance with SFAS 123R. Represents compensation expense recognized in 2006 for financial reporting purposes related to stock awards granted in 2006 and prior years, excluding the effect of certain forfeiture assumptions. Stock awards are valued at the average of the high and low trading prices of our common stock on the grant date. A portion of the grant date fair value is recorded as expense over the vesting period applicable to the grant.

(2)    Outstanding stock awards as of December 31, 2006 were as follows: Mr. Barnett—50,514 shares; Ms. Barpoulis—5,000 shares; Mr. Breeding—30,344 shares; Pastor Caldwell—16,000; Mr. Miller—19,292 shares; Ms. Perez—18,500 shares; Mr. Silverstein—5,041 shares and Mr. Transier—51,840 shares. The full grant date fair value of the stock awards granted to the non-employee directors in 2006 are as follows: Mr. Barnett—$101,289; Ms. Barpoulis—$71,100; Mr. Breeding—$165,377; Pastor Caldwell—$69,090; Mr. Miller—$207,877; Ms. Perez—$69,090; Mr. Silverstein—$66,930 and Mr. Transier—$185,367.

(3)    Represents compensation expense recognized in 2006 for financial reporting purposes related to option awards granted in prior years, excluding the effect of certain forfeiture assumptions. A portion of the grant date fair value is recognized as expense over the vesting period applicable to the grant. There were no option awards made to our non-management directors in 2006.

The fair value for options that were awarded to the non-management directors was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

	2005	2004	2003
Risk-free interest rates	3.70%	3.91%	2.57%
Dividend Yield	—	—	—
Expected Volatility	65.19%	71.19%	114.98%
Expected Term	5 years	5 years	5 years

(4)    As of December 31, 2006, the outstanding option awards and the respective per option weighted average exercise price of the awards were: Mr. Barnett—15,000 ($8.61); Ms. Barpoulis—0; Mr. Breeding—15,000 ($8.61); Pastor Caldwell—10,000 ($11.15); Mr. Miller—10,000 ($11.15); Ms. Perez—15,000 ($8.61); Mr. Silverstein—0; and Mr. Transier—15,000 ($8.61).

Each non-management director receives an annual retainer of $45,000 and a fee of $2,000 for each Board and committee meeting attended. Non-management directors who serve on committees, other than the Audit Committee, also receive a $5,000 committee retainer for each committee on which he or she serves. Non-management directors who serve on the Audit Committee receive a $10,000 committee retainer. Directors are permitted to choose to receive their retainers and meeting fees in either cash or stock or a combination of both. A director who chooses common stock will receive compensation in common stock following the end of each quarter and will also receive a 25% premium payable in restricted stock which vests and is transferable at the end of his or her current term.

Each newly elected non-management director receives 5,000 shares of restricted stock upon initial election to the Board, which vests and is transferable at the end of his or her initial term. Annually, each non-management director receives a grant of 6,000 shares of restricted stock which vests and is transferable at the end of the term in which granted.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee oversees the financial reporting process for Reliant Energy, Inc. (the “Company”) on behalf of the Board of Directors.

In performing its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the annual and all quarterly financial statements prior to their issuance in the Company’s periodic reports filed with the SEC. In connection with such financial statement and disclosure reviews, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussions with the independent auditors of the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (Communications with Audit Committee), including the quality of the Company’s accounting principles, the reasonableness of management’s significant accounting judgments and estimates and the clarity and completeness of disclosures in the financial statements.

In addition, the Audit Committee has received from the independent auditors written disclosures and a letter as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent auditors their independence from the Company and its management, and considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

The Audit Committee also reviewed and discussed with the Company’s management and independent auditors the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of the Company’s internal control over financial reporting and its independent auditors’ audit of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee,

Laree E. Perez (Chairman)
Donald J. Breeding
William L. Transier

Change in Independent Auditors

On March 18, 2006, the Audit Committee of our Board of Directors appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and dismissed Deloitte & Touche LLP.  The decision to dismiss Deloitte & Touche LLP was approved by the Audit Committee of our Board of Directors.

Deloitte & Touche LLP’s reports on our consolidated financial statements as of December 31, 2005 and 2004 and for the years then ended did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Deloitte & Touche LLP’s audit reports dated March 14, 2005 and March 14, 2006 each included an explanatory paragraph relating to the change in method of accounting for major maintenance to the “expense as incurred” method in 2004. Deloitte & Touche LLP’s audit reports on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 and December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of our financial statements for each of our two most recent fiscal years and subsequent interim periods, there were no disagreements between Reliant Energy and Deloitte & Touche LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused Deloitte & Touche LLP to make reference to the matter in its reports. During the two most recent fiscal years and through the date hereof, there have been no “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v).

In deciding to select KPMG LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with KPMG LLP and concluded that KPMG LLP has no commercial relationship with us that would impair its independence. During our two most recent fiscal years ended December 31, 2005 and 2004, we did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of KPMG LLP will be present at the Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders at the Meeting.

Principal Accounting Firm Fees

The following table shows the fees related to the audit and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, which includes Deloitte Consulting (collectively, “Deloitte & Touche”) for the fiscal year ending December 31, 2005 and for the fiscal year ending December 31, 2006 preceding the dismissal of Deloitte & Touche on March 16, 2006:

	2005	2006
Audit Fees	$6,491,022	—
Audit-Related Fees	48,000	—
Tax Fees	67,820	—
All Other Fees	—	—
Total	$6,606,842	—

The following table shows the fees related to the audit and other services provided by KPMG LLP for the fiscal year ending December 31, 2006:

2006
Audit Fees	$5,285,000
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$5,285,000

Audit Fees.   This category includes fees and expenses related to the audit of our annual financial statements, the audit of our internal controls over financial reporting, which totaled $6.5 million in 2005 and $5.3 million in 2006. This category also includes the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, consultations provided on audit and accounting matters that arose during, or as a result of, the audits or the reviews of interim financial statements, audit procedures related to reclassifications of prior periods caused by discontinued operations, reviews of offering documents and registration statements for debt and issuance of related comfort letters and the preparation of any written communications on internal control matters.

Audit-Related Fees.   This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees.   This category consists of professional services rendered for tax compliance and tax advice. The services for the fees disclosed under this category are for technical tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s charter provides for review and pre-approval by the Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditors.  All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche and KPMG LLP were compatible with the maintenance of those firms’ independence in the conduct of their auditing functions.

Policy on the Rotation of Independent Auditors

Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate our independent auditors.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Meeting other than the items set forth in this proxy statement. The Board does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the Proxy Holders to vote as they think best, unless authority to do so is withheld by you in the proxy card.

SUBMISSION DATES FOR 2008 ANNUAL MEETING

In order for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at our 2008 annual meeting of stockholders and included in our proxy statement and form of proxy relating to such meeting, such proposals must be submitted not later than December 11, 2007 to our Corporate Secretary via mail to Reliant Energy, Inc., P.O. Box 1384, Houston, Texas 77251-1384 or via facsimile to (713) 497-0140.

In addition, stockholders may present business at a stockholder meeting without having submitted the proposal pursuant to Rule 14a-8 as discussed above. For business to be properly brought or nominations of persons for election to our board to be properly made at the time of the 2008 annual meeting of stockholders, notice must be received by our Corporate Secretary at the address or facsimile number in the preceding paragraph between January 17, 2008 and February 16, 2008. The notice must comply with the requirements of Article II, Section 11 or Article III, Section 4 of our bylaws, as applicable, and indicate whether the stockholder has solicited or intends to solicit proxies in support of the proposal or nominee. A copy of our bylaws may be obtained upon written request to our Corporate Secretary.

SOLICITATION OF PROXIES

We will bear all expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by some of our directors, officers and employees by further mailing, telephone, facsimile, electronic means or personal contact. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Innisfree M&A Incorporated, 501 Madison Avenue—20th Floor, New York, New York, 10022, to aid in the solicitation of votes. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2006, accompanies the proxy material being mailed to all stockholders. The annual report is not a part of the proxy solicitation material.

ADDITIONAL INFORMATION ABOUT US

From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:

•       Our main Internet site, located at http://www.reliant.com, contains product and marketing data as well as job listings. A link to our investor relations site can be found at http://www.reliant.com/corporate. Our investor relations site contains our press releases, earnings releases, financial information and stock quotes, as well as links to our SEC filings.

•       You may read and copy the proxy statement at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov.

•       To have information, such as our latest quarterly earnings release, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Corporate Governance Guidelines, charters of our Board committees or Business Ethics Policy, mailed to you, please contact investor relations at (713) 497-7000 or via our website at http://www.reliant.com/corporate.

APPENDIX A

Text of Proposed Amendments to Certificate of Incorporation
to Remove Unnecessary and Outdated References to our Former Parent Company
(Amendments to Articles SIXTH and EIGHTH)

SIXTH:        (a) Action by Written Consent; Special Meetings. ~~Effective upon and commencing as of the Trigger Date, no~~No action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of the stockholders of the Corporation to consent in writing to the taking of any action by written consent without a meeting is specifically denied. Unless otherwise provided by the DGCL, by this Restated Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof with respect to the rights of holders of one or more outstanding series of Preferred Stock~~, effective upon and commencing as of the Trigger Date~~, special meetings of the stockholders of the Corporation may be called at any time only by the Chairman of the Board of Directors, the President and Chief Executive Officer of the Corporation, or by the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the members of the Board of Directors, and no such special meeting may be called by any other person or persons.

(b) Amendment of this Article SIXTH. In addition to any other affirmative vote required by applicable law, this Article SIXTH may not be amended, modified or repealed except by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

The following bracketed Article EIGHTH is proposed to be deleted in its entirety and replaced with “[Reserved].”

[EIGHTH:  (a) Certain Acknowledgments; Certain Fiduciary Duties. In anticipation (i) that the Corporation will cease to be a wholly owned subsidiary of REI, but that REI will remain a stockholder of the Corporation and have continued contractual, corporate and business relations with the Corporation, and in anticipation that the Corporation and REI may enter into contracts and/or otherwise transact business with each other and that the Corporation may derive benefits therefrom, (ii) that directors, officers and/or employees of REI and/or of its Affiliated Companies (as hereinafter defined) may serve as directors and/or officers of the Corporation, (iii) that REI and/or its Affiliated Companies engage and are expected to continue to engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities in each case that may overlap with or compete with those in which the Corporation and its Affiliated Companies, directly or indirectly, may engage, and that REI and/or its Affiliated Companies may compete with the Corporation in any of such business lines and/or business activities and with respect to business opportunities relating to any such business lines and/or business activities, (iv) that the Corporation and its Affiliated Companies may engage in material business transactions with REI and its Affiliated Companies, and (v) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of REI and their Affiliated Companies, and the duties of any directors, officers or employees of the Corporation who are also directors, officers or employees of REI or its Affiliated Companies, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for, both the Corporation and its Affiliated Companies, on the one hand, and REI and its Affiliated Companies, on the other hand, the provisions of this Article EIGHTH shall regulate and define the conduct of certain of the business and affairs of the Corporation in relation to REI and its Affiliated Companies. Any contract or business relation that does not comply with the procedures set forth in this Article EIGHTH, shall not by reason thereof be deemed void or voidable or unfair or result in any breach of fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or constitute derivation of any improper personal benefit, but shall be governed by the provisions of this Restated Certificate of Incorporation, the Bylaws of the Corporation, the DGCL and other applicable law.

(b) Certain Agreements and Transactions Permitted. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation and REI or between the Corporation and one or more of the directors or officers of the Corporation, REI, or any of its Affiliated Companies or between the Corporation and any Affiliated Company shall be void or voidable or be considered to be unfair to the Corporation solely for the reason that REI, any Affiliated Company, or any one or more of the officers or directors of the Corporation, REI, or any Affiliated Company are parties thereto, or because any such directors or officers are present at or participate in any meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof), or because his, her or their votes are counted for such purpose. Further, no such contract, agreement or arrangement (or the amendment, modification or termination thereof), or the performance thereof by the Corporation or by REI, or by any Affiliated Company thereof, shall be considered to be for any of the foregoing reasons contrary to (x) any fiduciary duty that REI or any Affiliated Company thereof may owe to the Corporation or any Affiliated Company thereof or to any stockholder or other owner of an equity interest in the Corporation or any Affiliated Company thereof by reason of REI or any Affiliated Company thereof being a controlling stockholder of the Corporation or participating in the control of the Corporation or of any Affiliated Company thereof; or (y) any fiduciary duty of any director or officer of the Corporation or of any Affiliated Company thereof who is also a director, officer or employee of REI or any Affiliated Company thereof to the Corporation or such Affiliated Company, or to any stockholder thereof; and REI, any Affiliated Company, and such directors and officers shall be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation and shall be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom, if any of the following conditions shall have been satisfied:

(i)    such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) shall have been entered into before the Corporation ceased to be a wholly owned subsidiary of REI and continued in effect in respect of any such transaction or opportunity after such time; or

(ii)   the material facts as to the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) are disclosed or are known to the Board of Directors or the committee thereof which authorizes the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof), and the Board of Directors or such committee authorizes and approves the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) (a) by the affirmative vote of a majority of the directors who are not Interested Persons (as hereinafter defined) in respect of such contract, agreement, arrangement, transaction, amendment, modification or termination, even though the disinterested directors be less than a quorum; (b) by the affirmative vote of a majority of the members of a committee constituted solely of members who are not Interested Persons in respect of such contract, agreement, arrangement, transaction, amendment, modification or termination or (c) by one or more officers or employees of the Corporation (including officers or employees of the Corporation acting as directors, officers, trustees, partners or members of, or in any similar capacity on behalf of, any Affiliated Company of the Corporation) who in each case is not an Interested Person in respect of such contract, agreement, arrangement, transaction, amendment, modification or termination and to whom the authority to approve such contract, agreement, arrangement, transaction, amendment, modification or termination has been delegated either by the Board of Directors by the same affirmative vote required by subclause (a) of this subparagraph for approval of such contract, agreement, arrangement, transaction, amendment, modification or termination by the Board of Directors or by a committee of the Board of Directors constitute as provided by and acting by the same affirmative vote as required by subclause (b) of this subparagraph for approval of such contract, agreement, arrangement, transaction, amendment, modification or termination by such committee or, in the case of an employee, to whom such authority has been delegated by an officer to whom authority to approve such contract, agreement, arrangement, transaction, amendment, modification or termination has been so delegated; or

(iii)  the material facts as to the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) are disclosed or are known to the holders of voting stock entitled to vote thereon, and the contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof) is approved by vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors not owned by REI or an Affiliated Company, as the case may be; or

(iv)  such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders of the Corporation; or

(v)    in the case of any such transaction that was not entered into in the performance of a contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) that satisfied the requirements of clauses (i), (ii), (iii) or (iv) of this sentence, such transaction shall have been approved or ratified by (a) the Board of Directors by the affirmative vote of a majority of the members (even though less than a quorum) who are not Interested Persons in respect of such transaction or (b) by a committee of the Board of Directors constituted solely of members who are not Interested Persons in respect of such transaction or (c) by one or more officers or employees of the Corporation (including officers or employees of the Corporation acting as directors, officers, trustees, partners or members of, or in any similar capacity on behalf of, any Affiliated Company of the Corporation) who in each case is not an Interested Person in respect of such transaction and to whom the authority to approve such transaction has been delegated either by the Board of Directors by the same affirmative vote required by subclause (a) of this subparagraph for approval of such transaction of the Board of Directors or a committee of the Board of Directors constituted as provided by and acting by the same affirmative vote as required by subclause (b) of this subparagraph for approval of such transaction by such committee or, in the case of an employee, to whom such authority has been delegated by an officer to whom authority to approve such transaction has been so delegated; provided, however, that, before such approval or ratification, the material facts of the relationship between the Corporation or such Affiliated Company thereof, on the one hand, and REI or such Affiliated Company thereof, on the other hand, and the material facts as to such transaction were disclosed to or were known by the members of the Board of Directors or of such committee or the officer or officers or employee or employees who acted on approval or ratification of such transaction, as the case may be; or

(vi)  in the case of any such transaction that was not entered into in the performance of a contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) that satisfied the requirements of clause (i), (ii), (iii) or (iv) of this sentence, such transaction was fair to the Corporation as of the time it was entered into by the Corporation; or

(vii) in the case of any such transaction that was not entered into in the performance of a contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) that satisfied the requirements of clause (i), (ii), (iii) or (iv) of this sentence, such transaction was approved or ratified by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote thereon and who do vote thereon, exclusive of REI and any Affiliated Company thereof and any Interested Person in respect of such transaction.

Neither REI nor any Affiliated Company thereof, as a stockholder of the Corporation or participant in control of the Corporation, shall have or be under any fiduciary duty to refrain from entering into any contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) or participating in any transaction that meets the requirements of any of clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) of the immediately preceding sentence and no director, officer or employee of the Corporation who is also a director, officer or employee of REI or any Affiliated Company thereof shall have or be under any fiduciary duty to the Corporation to refrain from acting on behalf of the Corporation or any Affiliated Company thereof in respect of any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) or performing any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) in accordance with its terms. Directors of the Corporation who are also directors or officers of REI or any Affiliated Company may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof). Capital stock of the Corporation owned by REI and any Affiliated Companies thereof may be counted in determining the presence of a quorum at a meeting of stockholders which authorizes the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof). Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article EIGHTH. The failure of any contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) between the Corporation or an Affiliated Company thereof, on the one hand, and REI or an Affiliated Company thereof, on the other hand, to satisfy the requirements of this Article EIGHTH shall not, by itself, cause such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) to constitute any breach of any fiduciary duty to the Corporation or to any Affiliated Company thereof, or any to stockholder or other owner of an equity interest therein, by any controlling stockholder of the Corporation or such Affiliated Company thereof or by any director or officer of the Corporation.

For purposes of this Article EIGHTH, any contract, agreement, arrangement, or transaction (or amendment, modification, or termination thereof) with any corporation, partnership, joint venture, association, or other entity in which the Corporation owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests, or similar ownership interest, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

(c)   Certain Corporate Opportunities. REI and/or its Affiliated Companies shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and except as provided below, neither REI and/or its Affiliated Companies nor any officer, director or employee thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of REI and/or its Affiliated Companies or of such person. In the event that REI acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both REI (and/or its Affiliated Companies) and the Corporation (and/or its Affiliated Companies), REI shall have no duty to communicate or offer such corporate opportunity to the Corporation and/or its Affiliated Companies and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that REI pursues or acquires such corporate opportunity for itself or for its Affiliated Companies, directs such corporate opportunity to another person (including one or more of its Affiliated Companies), or does not communicate information regarding such corporate opportunity to the Corporation.

Similarly, in the event that a director or officer of the Corporation (and/or one or more of its Affiliated Companies), who is also a director or officer of REI and/or one or more of its Affiliated Companies, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation (and/or one or more of its Affiliated Companies) and REI (and/or one or more of its Affiliated Companies), such director or officer shall have no duty to communicate or offer such corporate opportunity to the Corporation and/or its Affiliated Companies and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a director or officer of the Corporation by reason of the fact that REI pursues or acquires such corporate opportunity for itself or for its Affiliated Companies, directs such corporate opportunity to another person (including one or more of its Affiliated Companies), or does not communicate information regarding such corporate opportunity to the Corporation.

(d)   Certain Definitions. For purposes of this Article EIGHTH, the following definitions shall apply:

“Affiliated Company” shall mean in respect of REI, any corporation, limited liability company, partnership, association, joint-stock company or business trust which is controlled by REI, controls REI or is under common control with REI (other than the Corporation and any company that is controlled by the Corporation), and in respect of the Corporation shall mean any company controlled by the Corporation.

“company” shall mean any corporation, limited liability company, partnership, association, joint-stock company, business trust or other legal entity.

“Interested Person” in respect of an agreement or transaction referred to in this Article EIGHTH shall mean any director, officer or employee of REI or an Affiliated Company thereof and any person who has a financial interest that is material to such person in REI or such Affiliated Company or otherwise has a personal financial interest that is material to such person in such agreement or transaction; provided, however, that no such financial interest shall be considered material by reason of a person’s ownership of securities of REI or an Affiliated Company thereof, if such ownership of securities has been determined in good faith not to be reasonably likely to influence such individual's decision on behalf of the Corporation or an Affiliated Company thereof in respect of the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) either in the specific instance by, or pursuant to a policy adopted by, the Board of Directors by the affirmative vote of a majority of the members (even though less than a quorum) who are not directors, officers or employees of REI or any Affiliated Company thereof or a committee of the Board of Directors of the Corporation constituted solely of members who are not directors, officers or employees of REI or any Affiliated Company thereof by the affirmative vote of a majority of such committee.

The provisions of this Article EIGHTH shall have no further force or effect at such time as REI and any company controlling, controlled by or under common control with REI shall first cease to be the owner, in the aggregate, of stock representing twenty percent (20%) or more of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class; provided, however, that such termination shall not terminate the effect of such provisions with respect to (i) any contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) between the Corporation or an Affiliated Company thereof and REI or an Affiliated Company thereof that was entered into before such time or any transaction entered into in the performance of any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof), whether entered into before or after such time, or (ii) any transaction entered into between the Corporation or an Affiliated Company thereof and REI or an Affiliated Company thereof or the allocation of any opportunity between them before such time.

In addition to any other affirmative vote required by applicable law, this Article EIGHTH may not be amended, modified or repealed except by the affirmative vote of the holders of not less than sixty six and two-thirds percent (66⅔%) of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.]

EIGHTH:   [Reserved.]

APPENDIX B

Text of Proposed Amendments to Certificate of Incorporation
to Eliminate Classified Structure of the Board
(Amendments to Article FIFTH)

FIFTH:        (a) Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Restated Certificate of Incorporation, the Board of Directors is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Restated Certificate of Incorporation and the Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.

(b)   Number, Election and Terms of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office, subject to an increase in the number of directors by reason of any provisions contained in or established pursuant to Article FOURTH, but in any event shall not be less than one nor more than 15. ~~Effective upon and commencing as of the date on which REI shall first cease to own, either directly or indirectly, at least a majority of the then issued and outstanding shares of Common Stock (such date hereinafter referred to as the “Trigger Date”), the directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes: Class I, Class II and Class III. As used in this Restated Certificate of Incorporation, “REI” shall mean Reliant Energy, Incorporated, a Texas corporation (“Reliant Energy”), any successor to Reliant Energy by means of reorganization, merger, consolidation, conveyance or transfer or any ultimate parent company of Reliant Energy. Such classes shall be as nearly equal in number of directors as possible.~~  Each director shall serve for a one-year term ending ~~on~~at the ~~third~~next annual meeting of stockholders following the annual meeting of stockholders at which that director was elected~~; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors, and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors.~~  Each director shall hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

~~At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.~~

In the event of any ~~change~~decrease in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director ~~of the class of which he is a member~~ until the expiration of his current term, or his prior death, resignation or removal. ~~The Board of Directors shall specify the class to which a newly created directorship shall be allocated.~~

Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

B-1

(c)   ~~Removal of Directors. Effective upon and commencing as of the Trigger Date, no director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Except as applicable law otherwise provides, cause for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least 80% of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in this Restated Certificate of Incorporation or the Board of Directors’ resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of this Restated Certificate of Incorporation or that Board of Directors’ resolution.(d)~~ Vacancies. Except as a Board of Directors’ resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term ~~of the class of directors in which the new directorship was created or the vacancy occurred~~ and until that director’s successor shall have been elected and qualified or until his earlier death, resignation or removal. ~~No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.~~

(~~e~~d) Amendment of this Article FIFTH. In addition to any other affirmative vote required by applicable law, this Article FIFTH may not be amended, modified or repealed except by the affirmative vote of the holders of at least sixty six and two-thirds percent (66⅔%) of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

B-2

RELIANT ENERGY, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Reliant Energy, Inc.
common stock for the 2007 Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.               Vote by Telephone — Please call toll-free at 1-866-233-5368 on a touch-tone telephone and follow the simple recorded instructions.  Your vote will be confirmed and cast as you directed.  (Toll-free telephone voting is available for residents of the U.S. and Canada only.  If outside the U.S. or Canada, call 1-215-521-1347).

OR

2.               Vote by Internet — Please access https://www.proxyvotenow.com/rri and follow the simple instructions on the screen.  Please note you must type an “s” after http.

You may vote by telephone or Internet 24 hours a day, 7 days a week.  Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3.               Vote by Mail — If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to:  Reliant Energy, Inc. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 THROUGH 5.

1. Proposal to amend the Certificate of Incorporation to remove unnecessary and outdated provisions.	FOR	AGAINST	ABSTAIN	(If stockholders do not approve Item 2)
	☐	☐	☐	4. Election of directors	FOR	AGAINST	ABSTAIN
				01 — Sarah M. Barpoulis	☐	☐	☐
				02 — Laree E. Perez	☐	☐	☐
				03 — William L. Transier	☐	☐	☐

2. Proposal to amend the Certificate of Incorporation to eliminate the classified structure of the Board.	FOR ☐	AGAINST ☐	ABSTAIN ☐	5. Proposal to ratify the selection of KPMG LLP as Reliant Energy, Inc.’s independent auditor for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(If stockholders approve Item 2)
3. Election of directors	FOR	AGAINST	ABSTAIN				, 2007
Date
01 — E. William Barnett	☐	☐	☐
02 — Sarah M. Barpoulis	☐	☐	☐	Signature
03 — Donald J. Breeding	☐	☐	☐
04 — Kirbyjon H. Caldwell	☐	☐	☐	Signature
05 — Steven L. Miller	☐	☐	☐
06 — Laree E. Perez	☐	☐	☐

NOTE: Please sign exactly as your name or names appear herein. For joint accounts, each owner should sign.  When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title.

07 — Evan J. Silverstein	☐	☐	☐
08 — Joel V. Staff	☐	☐	☐
09 — William L. Transier	☐	☐	☐

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s annual report and proxy materials via the Internet.  To sign up for this optional service, visit www.computershare.com\us\investor.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

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RELIANT ENERGY, INC.

ANNUAL MEETING OF STOCKHOLDERS — MAY 16, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Michael L. Jines and Wendi S. Bickett and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Reliant Energy, Inc. held of record or in an applicable plan by the undersigned at the close of business on April 2, 2007, at the Annual Meeting of Stockholders to be held at the Doubletree Hotel — Allen Center, 400 Dallas Street, Second Floor, Houston, Texas, in Granger Ballroom A, at 9:00 a.m., Central Time, on Wednesday, May 16, 2007, or any postponement or adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder.  If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR Items 1, 2 and 5 and FOR all of the nominees for director in Items 3 or 4, as applicable.  Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

If the undersigned has a beneficial interest in shares held in the Reliant Energy, Inc. Savings Plan or the Reliant Energy, Inc. Union Savings Plan, voting instructions with respect to such plan shares may be provided by completing and returning this proxy card or by use of the telephone or internet service described in the proxy statement.  The plan trustee will vote the shares in the undersigned’s account in accordance with the instructions provided.  The instructions must be provided by 11:59 p.m., Eastern Time, on May 13, 2007.  If instructions are not timely provided, the plan trustee will vote the shares in the same proportion as the shares for which timely instructions were received, unless to do so would be inconsistent with the Employee Retirement Income Security Act of 1974, as amended.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or Stockholders of any adjournment or postponement thereof.

IMPORTANT — THIS PROXY CARD MUST BE SIGNED ON THE REVERSE SIDE.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.